As filed with the Securities and Exchange Commission on May 29, 2001.

==============================================================================

             U.S. Securities and Exchange Commission
                      Washington, D.C. 20549


                              FORM SB-2

     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          (AMENDMENT NO. 2)

                       MILLER PETROLEUM, INC.
                       ----------------------
          (Name of small business issuer in its charter)

      Tennessee                         7389                 62-1028629
      ---------                         ----                 ----------
(State or jurisdiction of     (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization) Classification Code Number) Identification No.)

                             3651 Baker Highway
                        Huntsville, Tennessee  37756
                               (423) 663-9457
                               --------------
        (Address and telephone number of principal executive offices)

                             3651 Baker Highway
                        Huntsville, Tennessee  37756
                        ----------------------------
                   (Address of principal place of business
                   or intended principal place of business)

                                Deloy Miller
                             3651 Baker Highway
                        Huntsville, Tennessee  37756
                               (423) 663-9457
                               --------------
         (Name, address and telephone number of agent for service)

                                 Copies to:
                          Branden T. Burningham, Esq.
                         455 East 500 South, Suite 205
                          Salt Lake City, Utah 84111
                               (801) 363-7411

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

==============================================================================

                        CALCULATION OF REGISTRATION FEE

Title of
Each                          Proposed      Proposed
Class of                      Maximum       Maximum
Securities          Amount of         Offering    Aggregate      Amount of
to be               shares to be      Price per   Offering       Registration
Registered          Registered        Share (1)   Price (1)      Fee
==============================================================================

Common Stock (1)    1,625,152         $1.375    $2,234,584       $  621.21
Common Stock (1)(2)   286,000         $1.00     $  286,000       $   79.51
Common Stock (1((3)   250,000         $1.50     $  375,000       $  104.25
Common Stock (1)(4)   350,000         $2.00     $  700,000       $  194.60
Common Stock (1)(5)   250,000         $2.50     $  625,000       $  173.75
TOTALS              2,761,152                   $4,220,584       $1,173.32

==============================================================================

(1) These shares are registered on behalf of the selling stockholders and the offering price and gross offering proceeds are estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act on the basis of the average of the bid and asked price of our common stock as quoted on the OTC Electronic Bulletin Board of the National Association of Securities Dealers, Inc. (the "NASD") on the date immediately prior to the filing of this registration statement.

(2) Represents shares issuable upon exercise of warrants issued by us having an exercise price of $1.00 per share.

(3) Represents shares issuable upon exercise of warrants issued by us having an exercise price of $1.50 per share.

(4) Represents shares issuable upon exercise of warrants issued by us having an exercise price of $2.00 per share.

(5) Represents shares issuable upon exercise of warrants issued by us having an exercise price of $2.50 per share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                            CROSS REFERENCE SHEET

Form SB-2 Item No. and Caption                       Prospectus Caption
------------------------------                       ------------------

Item 1. Front of Registration Statement and          Outside Front Cover
        Outside Front Cover Page of Prospectus

Item 2. Inside Front and Outside Back Cover Pages    Inside Front and Outside
        of Prospectus                                Back Cover Pages

Item 3. Summary Information and Risk Factors         Prospectus Summary; Risk
                                                     Factors

Item 4. Use of Proceeds                              Use of Proceeds

Item 5. Determination of Offering Price              Outside Front Cover

Item 6. Dilution                                     Dilution

Item 7. Selling Security Holders                     Selling Stockholders

Item 8. Plan of Distribution                         Outside Front Cover Page;
                                                     Plan of Distribution

Item 9. Legal Proceedings                            Legal Proceedings

Item 10.Directors, Executive Officers, Promoters     Directors, Executive
        and Control Persons                          Officers, Promoters
                                                     and Control Persons

Item 11.Security Ownership of Certain Beneficial     Security Ownership of
        Owners and Management                        Certain Beneficial
                                                     Owners and Management

Item 12.Description of Securities                    Outside Front Cover Page;
                                                     Description of Securities

Item 13.Interest of Named Experts and Counsel        Interest of Named Experts
                                                     and Counsel

Item 14.Disclosure of Commission Position on         Disclosure of Commission
        Indemnification for Securities Act           on Indemnification for
        Liabilities                                  Securities Act
                                                     Liabilities

Item 15.Organization Within the Last Five Years      Not Applicable

Item 16.Description of Business                      Description of Business

Item 17.Management's Discussion and Analysis         Management's Discussion
        or Plan of Operation                         and Analysis or Plan of
                                                     Operation

Item 18.Description of Property                      Prospectus Summary;
                                                     Description of Business;


Item 19.Certain Relationships and                    Certain Relationships and
        Transactions                                 Related Transactions

Item 20.Market for Common Equity and Related         Market for Common Equity
        Stockholder Matters                          and Related Stockholder
                                                     Matters

Item 21.Executive Compensation                       Executive Compensation


Item 22.Financial Statements                         Financial Statements

Item 23.Changes in and Disagreements with            Not Applicable
        Accountants on Accounting
        and Financial Disclosure

                                 PROSPECTUS

                            MILLER PETROLEUM, INC.
       2,761,152 Shares of Common Stock Offered by Selling Stockholders

     This prospectus covers an aggregate of 2,761,152 shares of our common stock that the selling stockholders may sell. We have filed it with the Securities and Exchange Commission as part of a registration statement that you may examine in the Securities and Exchange Commission's EDGAR Archives.

     Our common stock is quoted on the OTC Bulletin Board of the NASD under the symbol "MILL." On January 16,2001, the date immediately prior to the filing of this registration statement, the average bid price of our common stock as quoted on the OTC Bulletin Board was $1.375.

     These securities involve a high degree of risk. See the caption "Risk Factors," beginning on page 4 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

     The date of this prospectus is __________, 2001.

                           TABLE OF CONTENTS

Prospectus Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . 3

Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

Forward-Looking Information . . . . . . . . . . . . . . . . . . . . . . 8

Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

Determination of Offering Price and Dilution. . . . . . . . . . . . . . 8

Selling Security Holders . . . . . . . . . . . . . . . . . . . . . . . .9

Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . 11

Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . .13

Directors, Executive Officers, Promoters and Control Persons . . . . . 15

Security Ownership of Certain Beneficial Owners and Management . . . . 18

Description of Securities . . . . . . . . . . . . . . . . . . . . . . .19

Interest of Named Experts and Counsel . . . . . . . . . . . . . . . . .21

Disclosure of Commission Position on Indemnification for Securities . .21 Act Liabilities

Description of Business . . . . . . . . . . . . . . . . . . . . . . .  23

Management's Discussion and Analysis or Plan of Operation . . . . . . .32

Certain Relationships and Related Transactions . . . . . . . . . . . . 36

Market for Common Equity and Related Stockholder Matters . . . . . . . 37

Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . 38

Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . 42

Changes in and Disagreements with Accountants on Accounting and . . . .71
Financial Disclosure

Available Information . . . . . . . . . . . . . . . . . . . . . . . . .71

Dealer Prospectus Delivery Obligations . . . . . . . . . . . . . . . . 71

                              PROSPECTUS SUMMARY

                             MILLER PETROLEUM, INC.
                             ----------------------

                                 The Company
                                 -----------

     You should carefully read our entire prospectus and consolidated financial statements and related notes. Unless the context requires otherwise, "we," "us," "our" and similar terms, as well as references to "Miller," refer to Miller Petroleum, Inc., a Tennessee corporation.

    Our business includes the operation of gas and oil wells, the acquisition and development of gas and oil leases, rebuilding and sales of oil field equipment and the organization of joint venture drilling programs with industry partners.

     We own the building where our principal executive offices are located. The building consists of approximately 4,000 square feet of office space and an equipment yard on 14 acres situated at 3651 Baker Highway, Huntsville, Tennessee. Our telephone number is (423) 663-9457.

                                 The Offering
                                 ------------

Securities offered by us . . . .None.

Securities that may be sold
by our stockholders . . . . . . 2,761,152 shares of our common stock.

Use of proceeds . . . . . . . . We will not receive any money from the selling stockholders when they sell shares of our common stock; however, we may receive up to $1,986,000 from the exercise of outstanding warrants to acquire shares that are being registered. As of the date of this prospectus, none of these warrants has been exercised, and the exercise price of over half of the warrants is higher than the present market price of our common stock.

Offering Price . . . . . . . . .Market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, all of which may change.

Transfer Agent . . . . . . . . .Interwest Transfer Company, 1981 East Murray-
                                Holladay Road, Salt Lake City, Utah 84117,
                                Telephone No. 801-272-9294, serves as the transfer agent and registrar for our outstanding securities.

     We have agreed to pay all costs and expenses relating to the registration of our common stock. The selling stockholders will be responsible for any related commissions, taxes, attorney's fees and other charges relating to the offer or sale of these securities. The selling stockholders may sell their common stock through one or more broker/dealers, and these broker/dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders as they shall agree.

                             RISK FACTORS
                             ------------

     Our present and intended business operations are highly speculative and involve substantial risks. Only investors who can bear the risk of losing their entire investment should consider buying our shares. You should consider and be aware of the following risks:

General Risks Related To Our Business.
--------------------------------------

     It will be harder for us to develop oil and gas reserves if we do not raise additional money.
-----------------------

     We will require about $2,500,000 in additional funding to realize our future goals of conducting the oil and gas exploration operations on properties under lease and acquiring additional oil and gas properties for development. We will need to continue to raise funding through equity or debt financing, which may be very difficult for our highly speculative enterprise. We can not assure you that any additional funding will be available to us, or if it is available, that the terms of the funding will be satisfactory to us. If we fail in these efforts, our business may also fail.

     We have experienced losses on our operations during the past two fiscal years.
------

     We had losses from operations that we conducted during the years ended April 30, 2000 and 1999. During fiscal 2000, our loss from operations was $135,700 on gross revenues of $2,048,843, while we incurred losses of $605,776 in fiscal 1999 on gross revenues of $2,613,188. This history of losses creates uncertainty about our ability to make a profit in the future.

     Our business may fail if we do not succeed in our efforts to develop and replace oil and gas reserves.
-----------------------------

     Management believes that our future success will depend upon our ability to find, acquire and develop additional economically recoverable oil and gas reserves. Our proved reserves will generally decline as they are produced, except to the extent that we conduct revitalization activities, or acquire properties containing proved reserves, or both. To increase reserves and production, we must continue our development drilling and re-completion programs, identify and produce previously overlooked or bypassed zones in shut-in wells, acquire additional properties or undertake other replacement activities. Our current strategy is to increase our reserve base, production and cash flow through the development of our existing oil and gas fields and selective acquisitions of other promising properties where we can use new, existing technology. Despite our efforts, our planned revitalization, development and acquisition activities may not result in significant additional reserves, and we may not be able to discover and produce reserves at economical exploration and development costs. Even though our revenues may increase if prevailing oil and gas prices continue or increase, our exploration costs for additional reserves may also increase.

     Our revenues may be less than expected if our oil and gas reserve estimates are inaccurate.
-------------------------

     Oil and gas reserve estimates and the present values attributed to these estimates are based on many engineering, geological and operational assumptions that generally are derived from limited data. Common assumptions include such matters as the anticipated future production from existing and future wells, future development and production costs and the ultimate hydrocarbon recovery percentage. As a result, oil and gas reserve estimates and present value estimates are frequently revised to reflect production data obtained after the date of the original estimate. If reserve estimates are inaccurate, production rates may decline more rapidly than anticipated, and future production revenues may be less than estimated. In addition, significant downward revisions of reserve estimates may hinder our ability to borrow funds in the future, or may hinder other financing arrangements that we may consider.

     In addition, any estimates of future net revenues and their present value are based on period ending prices and on cost assumptions that only represent our best estimate. If these estimates of quantities, prices and costs prove inaccurate and we are unsuccessful in expanding our oil and gas reserves base, or if oil and gas prices decline or become unstable, we may have to write down the capitalized costs associated with our oil and gas assets. We will also largely rely on reserve estimates when we acquire producing properties. If we overestimate the potential oil and gas reserves of a property to be acquired, or if our subsequent operations on the property are not successful, the acquisition of the property could result in substantial losses.

     Our future success will depend on the price of oil and gas.
     -----------------------------------------------------------

     Our revenues come from the sale of oil and gas. Because the price of oil and gas is very volatile, we can not guarantee that we will be able to recover it at prices that are greater than our recovery costs. If oil and gas prices go below our costs and expenses of operating our company, we will lose money. Sustained financial losses would probably force us to cease operations.

     Oil and gas operations involve many physical hazards.
     -----------------------------------------------------

     Natural hazards, such as excessive underground pressures, may cause costly and dangerous blowouts or make further operations on a particular well financially or physically impractical. Similarly, the testing and re-completion of oil and gas wells involves a high degree of risk arising from operational failures, such as blowouts, fires, pollution, collapsed casing, loss of equipment and numerous other mechanical and technical problems. Any of these hazards may result in substantial losses to us or liabilities to third parties. These could include claims for bodily injuries, reservoir damage, loss of reserves, environmental damage and other damages to people or property. Any successful claim against us would probably require us to spend large amounts on legal fees and any successful claim may make us liable for substantial damages.

     Our dependence on outside equipment and service providers may hurt our profitability.
--------------

     We need to obtain logging equipment and cementing and well treatment services in the area of our operations. We generally have not had any problems obtaining these items. However, several factors, including increased competition in the area, may limit their availability. Longer waits and higher prices for equipment and services may reduce our profitability.

     You will not be able to elect our directors or officers.
     --------------------------------------------------------

     Deloy Miller, our President and CEO, currently owns about 54% of our outstanding common stock. He can effectively elect all of our directors, who in turn elect all of our executive officers, without regard to the votes of other stockholders. If the warrant holders exercise all of the outstanding warrants and retain voting control of the shares underlying these warrants, Mr. Miller would own about 47% of the then-outstanding shares. Although he would not have absolute voting control, he would still be in a position to exert substantial influence on the election of all directors, who in turn elect all of the officers. You will have little or no ability to influence the direction of Miller Petroleum.

     The intense competition in our industry will make it harder for us to succeed.
--------

     Our oil and gas exploration activities are centered in a highly competitive industry. We will be competing in every facet of our intended business with other companies that may include multinational oil and gas companies and other large independent operators with much greater financial resources than we have. Management does not believe that our competitive position in the oil and gas industry will be significant.

     If we lose the services of Deloy Miller or Lawrence L. LaRue, our operations may suffer.
----------------------

     We are substantially dependent upon the continued services of Deloy Miller, our President, CEO and a director, and Lawrence L. LaRue, our Secretary/Treasurer and a director. Messrs. Miller and LaRue have been with us since our inception. The relationships that these persons have formed in our industry and in the local area where our principal operations are conducted are invaluable, and could be lost to us without their services. Messrs. Miller and LaRue are in good health; however, their retirement, disability or death would seriously hurt on our business operations. If their services become unavailable, we will have to retain other qualified personnel. We may not be able to recruit and hire other qualified people on acceptable terms. We do not have employment contracts with Mr. Miller or Mr. LaRue.

     Similarly, the oil and gas exploration industry requires the use of personnel with substantial technical expertise. If our current technical personnel become unavailable, we will need to hire qualified personnel to take their place. If we are not able to recruit and hire new people on mutually acceptable terms, our operations will suffer.

     Compliance with governmental regulations can be costly and can limit our planned operations.
-------------------

     We face many state and federal laws, rules and regulations covering the safety of our operations, environmental conditions and other facets of our business. These laws, rules and regulations can be expensive and may seriously limit our ability to conduct our intended business operations. See the heading "Effect of Existing or Probable Governmental Regulations on Business" under the caption "Description of Business."

Risks Related To Our Common Stock.
----------------------------------

     The limited trading volume in our common stock, and general market volatility, may depress our stock price.
----------------------------------------

     The public market and trading volume for our common stock are limited and volatile. Where the volume is limited, any unusual increase in the volume is likely to decrease the market price of our common stock. The common stock that we are registering and that the selling stockholders will offer and sell under our prospectus will greatly increase the number of shares available for public trading. This alone could significantly decrease the current market price for our common stock.

     In addition, the stock markets have had extreme price and volume fluctuations. These broad market fluctuations, as well as general economic and political conditions, may also reduce the market price of our common stock.

     The sale of already outstanding shares of our common stock could hurt our common stock market price.
--------------------------

     All of our outstanding common stock is eligible for public sale under Rule 144 of the Securities Act of 1933. In addition, the selling stockholders may sale the shares of common stock being registered for resale under our prospectus. Any of these sales could significantly decrease the market price of our common stock. These sales could also severely limit our ability to obtain the necessary debt or equity funding for our current and intended business operations.

                       FORWARD-LOOKING INFORMATION
                       ---------------------------

     This prospectus contains "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this prospectus involve known and unknown risks, uncertainties and other factors that could cause actual results, financial or operating performance to differ from the future results, financial or operating performance or achievements expressed or implied by these forward-looking statements. You should carefully read the this prospectus and the risks factors outlined above, along with the more detailed information, financial statements and the notes to the financial statements appearing elsewhere in this prospectus before you decide whether to purchase the common stock described in this prospectus.

                         USE OF PROCEEDS
                         ---------------

     We will not receive any part of the proceeds from sale of our common stock. However, we will receive $1,986,000, if all of the warrants are exercised. We intend to use any proceeds from the exercise of warrants to pay down our outstanding debt and as working capital. As of the date of this prospectus, none of these warrants has been exercised.

            DETERMINATION OF OFFERING PRICE AND DILUTION
            --------------------------------------------

     We will not receive any money from the selling stockholders when they sell their shares of common stock, though we will receive funds from any exercise of the warrants. The selling stockholders may sell all or any part of their shares in private transactions or in the over-the-counter market at prices related to the prevailing prices of our common stock at the time of negotiation. Because we cannot accurately predict the prices of these sales, we cannot accurately estimate the amount of any dilution that may result from the purchase price of any of these shares. "Dilution" is the difference between the price paid for the shares and our "net tangible book value." The net tangible book value of our common stock on January 31, 2001, was $2,571,550 or $0.31 per share, based upon 8,195,656 outstanding shares. Net tangible book value per share is determined by subtracting our total liabilities from our total tangible assets and dividing the remainder by the number of shares of common stock outstanding. These computations do not include the estimated expenses of this offering of approximately $60,000. The offer and sale by the selling stockholders of outstanding common stock, or of those shares underlying the warrants, will not affect the net tangible book value of our common stock, after taking into account the payment for the exercise of the warrants.

     We can not assure you that any public market for our common stock will equal or exceed the sales price of the shares of common stock that our stockholders sell. Purchasers of our shares face the risk that their shares will not be worth what they paid for them.

                        SELLING SECURITY HOLDERS
                        ------------------------

          The following table shows the following information about the selling stockholders:

     The number of shares of our common stock that each selling stockholder beneficially owned as of January 15, 2001;

     The number of shares covered by this prospectus; and

     The number of shares to be retained after this offering, if any.

                                               Common Stock (1)
                                               ----------------

                    Number and                              Number and
                    Percentage of                           Percentage of
                    Outstanding Shares  Number of Shares    Outstanding Shares
Name of Selling     Owned Prior to      Registered in       Beneficially Owned
Stockholder         the Offering        the Offering        after the Offering
-----------         ------------        ------------        ------------------

Ronnie Griffith (2)   1,852  (0.02%)        1,852(1)             -0-  (0%)
M. E. Ratliff       175,000  (1.9%)       175,000(1)             -0-  (0%)
Charles Barker        1,000  (0.01%)        1,000(1)             -0-  (0%)
Jeff Brockman        23,000  (0.2%)        23,000(1)             -0-  (0%)
Lori Ann Nunn         5,833  (0.06%)        2,500(1)           3,333  (0.04%)
Raymond D. Cohn      62,500  (0.7%)        62,500(1)(3)          -0-  (0%)
Shannon A. Boruff,  112,000  (1.2%)       104,000(1)           8,000  (0.09%)
 Scott Boruff and/or
 c/f Alec Ralston
 Boruff and Raquel
 Celine Boruff
Celeina Rhea
 Houston            129,428  (1.4%)       110,000(1)          19,428  (0.2%)
 & Noah Houston
Deangela Jones       28,000  (0.3%)        28,000(1)             -0-  (0%)
Brittany Rhea
 Thompson            12,000  (0.1%)        12,000(1)             -0-  (0%)
Linda Terry          40,000  (0.4%)        40,000(1)             -0-  (0%)
Gary Bible (4)        6,300  (0.07%)        6,200(1)(3)(4)       100  (0.001%)
Steve Burchfield        300  (0.003%)         200(1)(4)          100  (0.001%)
Roger Butler            300  (0.003%)         200(1)(4)          100  (0.001%)
Teresa Cotton         6,300  (0.07%)        5,200(1)(3)(4)     1,100  (0.01%)
Roy Greenwood           300  (0.003%)         200(1)(4)          100  (0.001%)
Shawna Harness          200  (0.002%)         200(1)(4)          -0-  (0%)
Lawrence L.
 LaRue (5)          111,177  (1.2%)        12,700(1)(3)(4)    98,477  (1.1%)
Steve Letner            300  (0.003%)         200(1)(4)          100  (0.001%)
Ronnie Lewis            300  (0.003%)         200(1)(4)          100  (0.001%)
Deloy Miller (6)  4,419,343 (47.4%)           200(1)(4)    4,419,143 (47.4%)
Melvin Myers            300 (0.003%)          200(1)(4)          100  (0.001%)
Mark Spurling           200 (0.002%)          200(1)(4)          -0-  (0%)
Herbert J. White (7)    300 (0.003%)          200(1)(4)          100  (0.001%)
Daniel Williams         200 (0.002%)          200(1)(4)          -0-  (0%)
Robert H. Wood,
 Jr.                100,000 (1.1%)        100,000(1)             -0-  (0%)
Clifford Pugh        25,000 (0.3%)         25,000(1)             -0-  (0%)

Charlie L. Haynes    50,000 (0.5%)         50,000(1)             -0-   (0%)
Morris Graham        25,000 (0.3%)         25,000(1)             -0-   (0%)
Gary Purcell         50,000 (0.5%)         50,000(1)             -0-   (0%)
Deloy L. Brown and   50,000 (0.5%)         50,000(1)             -0-   (0%)
 Nancy Brown
Tyler C. McCain      25,000 (0.3%)         25,000(1)             -0-   (0%)
Ed G. Lane           25,000 (0.3%)         25,000(1)             -0-   (0%)
Victor I. Dodson     25,000 (0.3%)         25,000(1)             -0-   (0%)
Ron S. Lingerfelt    25,000 (0.3%)         25,000(1)             -0-   (0%)
Lambert F. Haug      25,000 (0.3%)         25,000(1)             -0-   (0%)
Donna Jean
 Jefferson           25,000 (0.3%)         25,000(1)             -0-   (0%)
 Clark Trust
Desmond Craig
 Brooks              25,000 (0.3%)         25,000(1)             -0-   (0%)
Richard Belz         25,000 (0.3%)         25,000(1)             -0-   (0%)
U S Trust of
 New York
 TTEE FBO Raymond D.
 Cohn IRA            50,000 (0.5%)         50,000(1)             -0-   (0%)
Theodore Lamb        25,000 (0.3%)         25,000(1)             -0-   (0%)
L.E. Smith           50,000 (0.5%)         50,000(1)             -0-   (0%)
Daniel Page       1,450,000 (15.5%)     1,450,000(1)(3)          -0-   (0%)
Basic Investors,
 Inc.               100,000 (1.1%)        100,000(3)(8)          -0-   (0%)
                       ---------       ---------                  ------

                  7,311,433 (78.4%)     2,761,152          4,550,281 (48.8%)

     (1) We assume no purchase in this offering by the selling stockholders of any shares of our common stock.

     (2) Mr. Griffith is a former President and director of Miller Petroleum.

     (3) Includes 1,136,000 shares underlying warrants, and assumes that all warrants are exercised and all common stock owned and/or received on the exercise of the warrants is sold.

     (4) Represents shares granted to our employees as a Christmas bonus in December, 2000.

     (5) Mr. LaRue is the Secretary/Treasurer and a director of Miller
Petroleum.

     (6) Mr. Miller is the Chief Executive Officer and a director of Miller Petroleum.

     (7) Mr. White is the Vice President and a director of Miller Petroleum.

     (8) No director, executive officer or any "associate" of any director or executive officer has any interest, direct or indirect, by security holdings or otherwise, in the selling stockholder.

                          PLAN OF DISTRIBUTION
                          --------------------

     We are registering the shares of our common stock covered by this prospectus.

     We will pay the costs, expenses and fees of registering our common stock. All of the selling stockholders will be responsible for any related commissions, taxes, attorney's fees and other charges that each may incur in the offer or sale of these securities.

     The selling stockholders may sell our common stock at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, any of which may change.
They may sell some or all of their common stock through:

          ordinary broker's transactions, which may include long or short sales;

          purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this Prospectus;

          market makers or into an existing market for our common stock;

          transactions in options, swaps or other derivatives; or

          any combination of the selling options described in this Prospectus, or by any other legally available means.

     Long sales are sales of shares that the seller owns at the time of the sale. Short sales are sales of shares that the seller has borrowed, and which must be "covered" through the subsequent purchase of the number of shares that the seller has already sold. Short sellers' goal is to purchase the shares at a lower price than the price at which they sold them. Because a long seller already owns the shares that he is selling, he does not need to cover his position. A large volume of selling, whether long or short, would tend to reduce the price for our common stock, because of the large supply of shares coming into the market. Conversely, large amounts of short covering would tend to lift the price for our stock, because of the increased demand for our shares.

     In addition, the selling stockholders may enter into hedging transactions with broker/dealers, who may engage in short sales of our common stock in the course of hedging the positions they assume. Finally, they may enter into options or other transactions with broker/dealers that require the delivery of our common stock to those broker/dealers. Subsequently, the shares may be resold under this prospectus.

     In their selling activities, the selling stockholders will have to comply with applicable provisions of the Securities Exchange Act of 1934, and its rules and regulations, including Regulation M. These rules and regulations may limit the timing of purchases and sales of our common stock by the selling stockholders.

     The selling stockholders and any broker/dealers involved in the sale or resale of our common stock may qualify as "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933. In addition, the broker/dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Exchange Act of 1934. If any broker/dealer or selling stockholder qualifies as an "underwriter," it will have to deliver our prospectus as required by Rule 154 of the Securities Act of 1933. In addition, any broker/dealer that participates in a distribution of these shares will not be able to bid for, purchase or attempt to induce any person to bid for or purchase any of these shares as long as the broker/dealer is participating in the distribution. The ability of participating broker/dealers to stabilize the price of our shares will also be restricted.

     If the selling stockholders sell our shares to or through brokers, dealers or agents, they may agree to indemnify these brokers, dealers or agents against liabilities arising under the Securities Act of 1933 or the Securities Exchange Act of 1934. We do not know of any existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock.

     In addition to selling their common stock under this prospectus, the selling stockholders may:

          transfer their common stock in other ways not involving market makers or established trading markets, including by gift, distribution or other transfer; or

          sell their "restricted" common stock under Rule 144 of the Securities Act of 1933, if the transaction meets the requirements of Rule 144.

     We have advised the selling stockholders that during the time they are engaged in the distribution of our common stock that they own, they must comply with Rule 10b-5 and Regulation M of the Securities Exchange Act of 1934. They must do all of the following under this Rule and Regulation:

          not engage in any stabilization activity in connection with our common stock;

          furnish each broker who may be offering our common stock on their behalf the number of copies of this Prospectus required by each broker;

          not bid for or purchase any of our common stock or attempt to induce any person to purchase any of our common stock, other than as permitted under the Securities Exchange Act of 1934;

          not use any device to defraud;

          not make any untrue statement of material fact or fail to state any material fact; and

          not engage in any act that would operate as a fraud or deceit upon any person in connection with the purchase or sale of our shares.

     To the extent that any selling stockholder may be an "affiliated purchaser" as defined in Regulation M, it has been further advised of the requirements of Rule 10b-1, and that it must coordinate its sales under this prospectus with us for the purposes of Regulation M.

     To the extent required by the Securities Act of 1933, a supplemental prospectus will be filed, disclosing:

          the name of any broker/dealers;

          the number of securities involved;

          the price at which the securities are to be sold;

          the commissions paid or discounts or concessions allowed to the broker/dealers, where applicable;

          that the broker/dealers did not conduct any investigation to verify the information set out in this Prospectus, as supplemented; and

          other facts material to the transaction.

     There is no guarantee that any selling stockholder will sell any of our common stock.

                        LEGAL PROCEEDINGS
                        -----------------

     On or about January 20, 2000, we filed a complaint against Blue Ridge Group, Inc. in the Chancery Court of Hawkins County at Rogersville, Tennessee. The case was designated Case No. 13951. Our complaint asserted that Blue Ridge had breached a Footage Drilling Contract with us by quitting the job without drilling to the required depth, by failing to drill a straight hole and by damaging the well bore by failing to conduct its operations in a good and workmanlike manner in accordance with good industry practice. We asked that we be awarded:

          Our initial payment to Blue Ridge of $37,000;

          Damages resulting from the improper deviation of the hole from the vertical plane;

          Damages for the cost of re-drilling or re-working the hole;

          Damages allowed by the parties' contract;

          Further and equitable relief to which we may be entitled; and

          Our costs of the lawsuit, including discretionary costs.

     The Blue Ridge action is still pending. However, an adverse decision would not materially affect on us

     On or about January 19, 2000, we filed a complaint against Ronnie Griffith, one of our former directors and officers, in the Chancery Court for Scott County, Tennessee at Huntsville. The case was designated Case No. 8459. Our complaint asserted that Mr. Griffith had breached his fiduciary duty of loyalty to us by:

          Soliciting our current and prospective customers for another competing business;

          Using our resources, employees, information and time to solicit customers for the competing business; and

          Hiring our employees, who formerly worked under Mr. Griffith's supervision, to work for the competing business; and

          Using Miller's credit cards for personal expenses.

     We have asked that Mr. Griffith be restrained from engaging in any activity that constitutes unfair competition with us or tortious interference with our business relationships, and that Mr. Griffith not communicate about our business matters with anyone who was one of our customers during the time that we employed Mr. Griffith.

     We have also asked that we be awarded:

          Damages for losses and damages suffered as a result of Mr. Griffith's breach of fiduciary duty to us;

          Damages for use of or conversion of our property, assets or resources;

          Damages for wage disgorgement to the extent that Mr. Griffith participated in the operation of another business while employed by us;

          Punitive damages for acting maliciously, recklessly, intentionally or through gross negligence;

          For our costs of the lawsuit, including discretionary costs; and

          Any other type of damages that we have sustained.

     This action was settled on May 5, 2000, by stipulation. The Court entered an injunction to prevent Mr. Griffith from communicating directly or indirectly about our business matters with certain of our customers for a period of one year. We agreed to issue 1,852 shares of our common stock to Mr. Griffith, and Mr. Griffith agreed to surrender all stock option rights granted to him as a director and officer. Mr. Griffith returned certain items of equipment to us, and we returned to Mr. Griffith a compressor that we had been storing.

     Other than these actions, we are not party to any pending material legal proceeding. To the knowledge of management, no federal, state or local governmental agency is presently contemplating any proceeding against us. No director, executive officer or other person who may be deemed to be our "affiliate" or who owns more than five percent of our common stock is a party adverse to us or has a material interest adverse to us in any proceeding.

        DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
        ------------------------------------------------------------

     The following table sets forth the names of all of our current directors and executive officers. These persons will serve until the next annual meeting of our stockholders or until their successors are elected or appointed and qualified, or their prior resignations or terminations.

Directors and Executive Officers.
---------------------------------

                                              Date of
                                              Initial         Date of
                             Positions        Election or     Termination
  Name                        Held            Designation     or Designation
  ----                        ----            -----------     --------------


Deloy Miller                  Director,         12/96               *
815 South Lake Drive          President         12/99               *
Oneida, TN 37841              CEO               12/97               *

Lawrence L. LaRue             Secretary/        12/96               *
432 Brewstertown Road         Treasurer         12/96               *
Sunbright, TN  37872          Director           4/97               *

Herbert J. White              Director and       4/97               *
P.O. Box 1868                 Vice President     4/97               *
Fairfield Glade, TN  38557

Herman Gettelfinger           Director           4/97               *
641 Atlantic Ave.
Knoxville, TN  37917

John N. Bonar                 Vice President    11/97             9/00
50 Rivers Run Way
Oak Ridge, TN 37830

Gary G. Bible, Ph.D           Vice President     9/97               *
232 West Seneca Circle
Oneida, TN 37841

     * These persons presently serve in the capacities indicated opposite their respective names.

     Deloy Miller. Mr. Miller, our Chairman and Chief Executive Officer, is 53 years of age. Mr. Miller has 30 years of experience in the oil and gas drilling and production business in the Appalachian Basin. During his years as a drilling contractor, he acquired extensive geological knowledge of Tennessee and Kentucky and received training in the reading of well logs. A native Tennessean, he has served two terms as President of the Tennessee Oil & Gas Association, and in 1978, the organization named him the "Tennessee Oil Man of the Year." He continues to serve on the Board of that organization. The Governor of Tennessee appointed Mr. Miller to be the petroleum industry's representative on the Tennessee Oil & Gas Board, the state agency that regulates oil and gas operations in the state. Mr. Miller has served as a director and executive officer of our predecessor corporation since its formation in 1978.

     Lawrence L. LaRue. Mr. LaRue is 61 years old. He joined the Miller organization in March, 1983, as an accountant. During his 17 years with us, he has acquired an extensive knowledge of all aspects of oil and gas accounting and tax law. Since becoming Secretary/Treasurer of our predecessor in 1985, his duties have included the supervision of the office, all clerical functions and the preparation of corporate and partnership income tax returns. Mr. LaRue obtained his BS Degree in Business Administration with honors from Tennessee Technological University. As a Certified Public Accountant licensed to practice in the State of Tennessee, his current civic duties include consultation to the Morgan County, Tennessee E-911 Board.

     Herbert J. White. Mr. White, age 74, has 43 years of petroleum related experience. After earning his BS degree from North Texas University, he became an engineer with Halliburton, handling Louisiana Gulf Coast and offshore operations and serving in Australia. In 1975, he joined Petroleum Development Corporation, a West Virginia-based public company, supervising engineering and operations in the southern Appalachian Basin. He also has experience in Devonian Shale production, enhanced recovery and coal de-gasification. Miller Petroleum and its predecessor corporation have employed Mr. White as a Petroleum Engineer since approximately 1985. In April, 1997, he became a director and Vice President of Development Engineering for Miller Petroleum.

     Herman Gettelfinger. Mr. Gettelfinger, age 68, is a member of our Board of Directors. He is a co-owner of Kelso Oil Company, of Knoxville, Tennessee, and has been the President of Kelso since 1960. Kelso is one of eastern Tennessee's largest distributors of motor oils, fuels and lubricants to the industrial and commercial market. Mr. Gettelfinger has been active in the oil and gas drilling and exploration business for more than 35 years and has been been involved in drilling wells with us for over 25 years.

    Dr. Gary Bible, age 51, is our Vice President of Geology. Dr. Bible earned his BS Degree in Geology from Kent State University and his MSc. and Ph.D. Degrees in Geology from Iowa State University. He drilled his first successful wildcat as a Trainee Geologist. Formerly with Phillips Petroleum Corporation and ALAMCO, Dr. Bible brings us 19 years' experience as a Petroleum Geologist. In addition, Dr. Bible has spent 10 years in the Appalachian Basin in the exploration and development of reserves in the Big Lime, Devonian Shale and in deeper horizons. According to records compiled by Dr. Bible, during these last nine years, he has drilled 135 development wells, 87% of which were successful. He has discovered eight new oil and gas fields in Kentucky and Tennessee. Mr. Bible was hired as Manager of Geology for ALAMCO in 1991. He has been employed as our Vice President of Geology since September, 1997.

Significant Employees.
----------------------

     We do not currently have any employees who are not executive officers, but who are expected to make a significant contribution to our business.

Family Relationships.
---------------------

     There are no family relationships between any of our directors or executive officers.

Involvement in Certain Legal Proceedings.
-----------------------------------------

     During the past five years, none of our present or former directors, executive officers or persons nominated to become directors or executive officers:

     (1) was a general partner or executive officer of any business against which any bankruptcy petition was filed, either at the time of the bankruptcy or two years prior to that time;

     (2) was convicted in a criminal proceeding or named subject to a pending criminal proceeding, excluding traffic violations and other minor offenses;

     (3) was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

     (4) was found by a court of competent jurisdiction in a civil action, the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
        --------------------------------------------------------------

     The following tables set forth the share holdings of our directors and executive officers and those persons who own more than five percent of our common stock as of the date of the prospectus:

                     DIRECTORS AND EXECUTIVE OFFICERS
                     --------------------------------


                                            Number of Shares    Percent
Name and Address(1)      Title              Beneficially Owned  of Class(2)
----------------         -----              ------------------  --------


Deloy Miller             Director,               4,419,343         47%
815 South Lake Drive     and CEO
Oneida, TN 37841

Lawrence L. LaRue (3)    Secretary/                111,177          1%
432 Brewstertown Road    Treasurer
Sunbright, TN  37872     Director

Herbert J. White         Vice President/Director       300         -0-
P.O. Box 1868
Fairfield Glade, TN
38557

Herman Gettelfinger      Director                  243,101         3%
641 Atlantic Ave.
Knoxville, TN  37917

Gary Bible (3)           Vice President              6,300         -0-
323 Seneca Circle
Oneida, TN 37841

All executive officers and directors
as a group (3)                                   4,780,221         51%

     (1) These persons presently serve in these capacities for us.

     (2) Based upon 9,332,256 outstanding shares, assuming that 1,136,000 shares underlying the warrants of selling stockholders are outstanding, though none of these warrants have been exercised.

     (3) Includes 12,500 shares underlying warrants granted to Mr. LaRue, and 6,000 shares underlying warrants granted to Mr. Bible that are being registered and may be resold pursuant our Prospectus.

                         FIVE PERCENT STOCKHOLDERS
                         -------------------------

                                         Number of Shares        Percent
Name and Address            Title        Beneficially Owned (1)  of Class
----------------            -----        ------------------      --------


Deloy Miller                Director        4,419,143                47%
815 South Lake Drive        and CEO
Oneida, TN 37841

Daniel Page                 Stockholder     1,450,000                16%
3816 Rocky River Street
Las Vegas, NV 89130


     (1) Includes shares underlying warrants to purchase a total of 1,136,000 shares of our common stock, including 1,000,000 such warrants that Daniel Page owns. See the heading "Warrants" under the caption "Description of Securities."

Changes in Control.
-------------------

     To our knowledge, there are no present arrangements or pledges of our securities which may result in a change in control of our company.

                    DESCRIPTION OF SECURITIES
                    -------------------------

Common Stock.
-------------

     Our authorized capital stock consists of 500,000,000 shares of common stock, $0.0001 par value per share.

     Our Articles of Incorporation authorize the Board of Directors to declare and pay dividends on our common stock out of funds legally available for the payment of dividends. The holders of our common stock are entitled at all stockholder meetings to one vote for each share of common stock held. Fully-paid common stock shall not be liable to any further call or assessment. Our common stock has no pre-emptive rights, and stockholders are not allowed to cumulate their votes by multiplying the number of shares owned by the number of directors being elected and casting all votes for one director.

     Our Articles of Incorporation and Bylaws do not contain any provision that would delay, defer or prevent a change in the control of our company.

Warrants.
---------

     On December 16, 1997, we issued to Baxter Lee, III, warrants to purchase up to 688,000 shares of our common stock at a price of $1.25 per share. The warrants expire on December 12, 2004, and have no call feature. They were issued in connection with an $860,000 promissory note that we executed in favor of Mr. Lee. See the caption "Certain Relationships and Related Transactions."

     On August 10, 2000, we issued 12,500 warrants to Raymond R. Cohn, a stockholder. The warrants are exercisable for 12,500 shares of common stock at $1.00, for a period of three years.

     On December 15, 2000, we issued 17,500 warrants, 12,500 to Lawrence L. LaRue, and 5,000 to Teresa Cotton, an employee. The warrants are exercisable for an aggregate of 17,500 shares of common stock at $1.00, for a period of three years.

     On January 9, 2001, we issued 6,000 warrants to Gary Bible. The warrants are exercisable for 6,000 shares of common stock at $1.00, for a period of three years.

     These warrants are callable during the third year at a price of $0.001 per warrant, at any time that our common stock has traded at $2.00 for 30 consecutive days at not less than 5,000 shares per day. An effective registration statement covering the shares underlying the warrants must be in effect at the time that we call any warrant.

     On October 11, 2000, we issued 1,000,000 warrants to Daniel Page, a consultant. The warrants are exercisable as follows:

          250,000 shares of common stock at $1.00 for a period of two years;

          250,000 shares of common stock at $1.50 for a period of two years;

          250,000 shares of common stock at $2.00 for a period of two years;
          and

          250,000 shares of common stock at $2.50 for a period of two years.

     These warrants are callable during the second year at a price of $0.001 per warrant, at any time that our common stock has traded at $2.00 for 30 consecutive days at not less than 5,000 shares per day. An effective registration statement covering the shares underlying the warrants must be in effect at the time that we call any warrant.

     On December 8, 2000, we issued 100,000 warrants to another consultant, Basic Investors, Inc. The warrants are exercisable for 100,000 shares of common stock at $2.00, for a period of three years.

     These warrants are callable during the third year at a price of $0.001 per warrant, at any time that our common stock has traded at $3.00 for five consecutive trading days. An effective registration statement covering the shares underlying the warrants must be in effect at the time that we call any warrants.

     All warrants must be adjusted in the event of any forward or reverse split of our outstanding common stock. The warrants have no voting rights or liquidation preferences, and unless exercised in accordance with the particular warrant, no warrant holder has any interest as a stockholder.

                  INTEREST OF NAMED EXPERTS AND COUNSEL
                  -------------------------------------

     We have included our financial statements as of April 30, 2000 and 1999 in reliance on the report of Charles M. Stivers of Manchester, Kentucky, independent certified public accountant. Charles M. Stivers has no interest, direct or indirect, in our company.

     Leonard W. Burningham, Esq. and Branden T. Burningham, Esq., lawyers, of Salt Lake City, Utah, are father and son, associates in the practice of law and co-counsel for our company. Neither has any interest, direct or indirect, in our company. Messrs. Burningham and Burningham have prepared the registration statement and this prospectus and will provide any legal opinions required with respect to any related matter.

     We have not hired any expert or counsel on a contingent basis. Except as indicated above, no expert or counsel will receive a direct or indirect interest in our company, and no such person was a promoter, underwriter, voting trustee, director, officer or employee of our company.

   DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                              LIABILITIES
                              -----------

     Section 48-18-502 of the Tennessee General Corporation Act allows a corporation to indemnify any director in any civil or criminal proceeding (other than a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or any other proceeding in which he or she was adjudged liable on the basis that he or she improperly received a personal benefit) by reason of service as a director if the person to be indemnified conducted himself or herself in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Indemnification under
Section 48-18-502 is not allowed unless a majority of a quorum of directors not involved in the proceeding determines that it is permissible because the director has met the standard of care.

     Under Section 48-18-503, a corporation must indemnify a director who was wholly successful in the defense of any proceeding against reasonable expenses incurred as part of the defense, unless the corporation's charter provides otherwise. In addition, Section 48-18-504 allows a corporation to advance a director's reasonable expenses if:

          the director furnishes the corporation with a written affirmation of his or her good faith belief that he or she has met the standard of conduct of Section 48-18-502;

          the director furnishes the corporation with a written undertaking to repay the advance if it is determined that he or she is not entitled to indemnification; and

          it is determined that the facts then known would not preclude indemnification under the statute.

     Unless the corporation's charter provides otherwise, Section 48-18-505 permits a director to apply for indemnification to the court conducting the proceeding. The court may order indemnification if it determines that the director is entitled to mandatory indemnification under Section 48-18-503, or that he or she is reasonably entitled to indemnification in view of all the relevant circumstances.

     Section 48-18-507 extends indemnification and advanced expense rights to officers, employees and agents of a corporation as well. In addition, Section 48-18-508 permits a corporation to purchase indemnification insurance on behalf of its directors, officers, employees and agents.

     This is a summary of all material indemnification provisions of the Tennessee General Corporation Act, and is modified in its entirety by this reference. Our Board of Directors has adopted these provisions to indemnify our directors, executive officers and agents.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 or the Securities Exchange Act of 1934 may be permitted to our directors, executive officers and controlling persons by the foregoing provisions or otherwise, we have been advised that it is the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act of 1933, or the Securities Exchange Act of 1934, and is therefore unenforceable. If a claim for indemnification against these liabilities, other than our payment of expenses incurred or paid by any of our directors, executive officers or controlling persons in the successful defense of any action, suit or proceeding is asserted by the director, executive officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether indemnification by us is against public policy as expressed in the Securities Act of 1933, or the Securities Exchange Act of 1934, and will be governed by the final adjudication of that issue.

                     DESCRIPTION OF BUSINESS
                     -----------------------

Business Development.
---------------------

Corporate History.
------------------

     We were founded in 1967 by Deloy Miller, our President and CEO, as a sole proprietorship, and incorporated in the State of Tennessee under the name "Miller Contract Drilling, Inc." on January 24, 1978. We are a successor to or a combination of several Deloy Miller owned enterprises as follows:

          On January 24, 1978, Miller Contract Drilling, Inc. was incorporated as a for profit corporation in the state of Tennessee;

          On March 13, 1979, Miller Resources, Inc. merged into us;

          On October 31, 1983, Miller Trucking Co., Inc. merged into us;

          On February 27, 1984, we changed our name to our current name, "Miller Petroleum, Inc.";

          On April 30, 1985, Miller Enterprises, Inc. merged into us;

          On September 12, 1996, we increased the number of shares of our authorized common stock to 2,000; and

          On September 16, 1996, Miller Services, Inc. and Energy Cell, Inc. merged into us. We merged with these companies in anticipation of our "going public" as discussed below, because we wanted these entities to be part of a public corporation. Energy Cell owned working interests in wells and some oil and gas leases.

     Triple Chip Systems, Inc., a Delaware corporation, acquired 100% of our common stock in a reverse reorganization effective December 20, 1996. On January 13, 1997, Triple Chip was merged into us and we were the surviving corporation. As part of the merger, we increased our authorized common stock to 500,000,000 shares at $0.0001 par value. The purpose of these transactions was to make us a publicly traded company. Triple Chip was a publicly held company that had no material assets or operations at the time of the transactions.

General History.
----------------

     In the beginning, we were involved with shallow cable tool oil and gas drilling. We quickly became an industry leader by adapting an Ingersoll-Rand T3 Drillmaster for deeper drilling. This modernized the drilling industry in our area and we became the largest drilling contractor in Tennessee.

     By the 1980's, we were active throughout the Appalachian Basin, with more than 18 drilling rigs working from southern New York to northern Alabama. Between 1978 and 1983, we drilled more than 4,000 wells under the direction and control of Deloy Miller. We have drilled more than 65% of the total wells drilled in the State of Tennessee.

     During our years as a drilling contractor, we acquired several oil and gas leases and 50 or more working interests in oil and gas wells. Drilling activity declined drastically in the late 1980's and we sold or stacked most of our drilling rigs. In order to survive financially, we began developing prospects and drilling them with industry partners.

     During the early 1990's, drilling activity remained well below normal and we decided to permanently change our focus to exploration and production, continuing to develop prospects, actively lease promising areas for oil and gas, seek out opportunities to purchase oil and gas properties, and drill promising prospects with industry partners. We have oil or gas production in the Tennessee counties of Campbell, Fentress, Morgan, Overton, Scott and Hancock.

     We currently have more than 40,000 acres under lease in Tennessee. We also owned 40,000 acres in Kentucky, which we recently sold as discussed below. We continue to seek the acquisition of additional strategic acreage. Although we engage in a minimum of contract drilling, we have kept drilling rigs, service rigs, trucks and bulldozers to drill, service and maintain our own wells.

     We continue to be a leader in technology, using the latest computer graphics and analytical tools for geologic exploration, drilling and development. These tools include:

          Geographics geological mapping package;

          Arc View, a state-of-the-art geographical information system; and

          X-Map Geographic - Delorme topographical map package, which handles topographics for the States of Tennessee and Kentucky.

     We believe that Miller Petroleum is either the only oil and gas producer in the area, or was one of the first producers in the area to use these applications.

     Our operations include the operation of gas and oil wells, acquisition and development of gas and oil leases, rebuilding and sales of oil field equipment and the organization of joint venture drilling programs with industry partners.

     Our largest acreage block is a leased property in Campbell County, Tennessee. We acquired the oil and gas rights to this property through a farmout agreement with ARCO/Gulf, dated November 23, 1983. A farmout agreement is a common agreement under which a lease owner that does not wish to drill agrees to assign its lease, or some part of it, to another operator that wishes to drill on the tract. The assigning party may keep an overriding royalty or production payment. The assignee is required to drill one or more wells on the acreage before the transfer of the lease is complete.

     The total acreage in our Campbell County lease is about 27,000 acres, which is split into two parcels. An 8,000 acre northern parcel borders the Kentucky state line, and a 19,000 acre parcel has its southern edge under the

City of Lafollette, Tennessee. The underlying oil and gas lease for the ARCO/Gulf farmout agreement states that the term for the lease is for a certain number of years and as long after that as oil or gas are produced from the property.

     In 1993, we began a joint venture with Delta Producers, Inc. of Greenville, Mississippi. We are jointly producing 12 gas wells in the Jellico, Tennessee area northwest of the Pine Mountain Thrust Fault. Delta Producers provided the oil and gas leases and we provided geologists and petroleum engineers. Each party was to pay 50% of the costs, with each to receive 43.75% of the revenue from the wells. The agreement lasts as long as any well drilled by the venture is producing oil or gas in commercial amounts. On a new well proposed by either Delta Producers or Miller Petroleum, the other party can choose whether it wants to participate or not.

     We purchased 100% of the assets of AKS Energy Corporation, a subsidiary of Arakis Energy Corporation of Calgary, Canada, on December 1, 1997. These assets included over 40,000 acres of leaseholds in the counties of Leslie, Bell, Knox, Harlan and Clay, Kentucky, and Campbell County, Tennessee. We acquired 23 wells producing a net 500,000 cubic feet per day and 12 barrels of oil per day, along with over 17 miles of pipeline. Also included was an Ingersoll-Rand RD10 drilling rig, four service rigs, support equipment and a shop and 30 acres of land near Corbin, Kentucky. We purchased these assets because we believed that the costs were well below fair market value and that the purchase price ensured that we could make a profit by breaking the assets up and selling them as individual pieces.

     We continue to focus on the development, drilling and production on natural gas in eastern Tennessee. Our exploration efforts will primarily be in the East Tennessee portion of the Eastern Overthrust Belt. Management feels that this area has tremendous petroleum potential as shown by the development of the Swan Creek Field. According to the reserve report prepared by Coburn Petroleum Engineering as of April 30, 2000, our interests in the Knox Dolomite wells in this field have reserves averaging about 1.5 billion cubic feet per well. This reserve report also estimates net production in 2001 of 11,543 barrels of oil for two wells in which we have interests. These wells are located in the Trenton Formation, a separate shallow reservoir.

     Pursuant to a Purchase and Sale Agreement that we entered into with NAMI Resources Company, LLC, a Kentucky limited liability company, on August 31, 2000, we sold to NAMI resources our interest in certain oil and gas wells, leases covering about 40,000 acres in Kentucky, inventory and related equipment located in Kentucky. The sale closed on September 6, 2000. We received the purchase price of $2,000,000 on closing.

     We sold these assets because they were located approximately two to three hours from our present principal operations in East Tennessee. Our Board of Directors believed that the cost, expense and manpower involved in managing the assets at this distance was too high and interfered with our principal focus in East Tennessee.

     We had previously sold to NAMI Resources gas that was produced from oil and gas wells that were among these assets. NAMI Resources had no other material relationship with us, and the NAMI Resources agreement was negotiated at "arms length."

     We have used about $1,780,000 of the purchase price to pay a note that we owed to BankOne. The remaining amount has been allocated to working capital.

     We own a 100% working interest in one oil and gas lease located on about 27,000 acres in Campbell County, Tennessee. This interest is known as the "Koppers lease" or the "ARCO/Gulf farmout." The lease provides for a landowner royalty of 12.5% and an overriding royalty interest of 7.5% with an 80% working interest. There are six producing oil wells on the southern tract of this lease. In August and September of 2000, we drilled and completed the sixth successful oil well on this tract. The well is known as the Tennessee Mining, Inc. (Koppers) #22B. Initial production from this well exceeded 50 barrels per day. In February, 2001, the well produced about 48 barrels per day. Another well on this southern tract has been permitted and we began drilling on April 30, 2001.

     Miller Petroleum also owns a 25% working interest in 12 oil and gas leases on about 2,000 acres located in Campbell County, Tennessee. These leases are collectively known as the "Delta leases." Each lease is subject to a 12.5% landowner's royalty.

     We have a 50% working interest in the 8,000 acre Elk Valley Iron and Coal lease in Campbell and Scott counties, Tennessee. The other 50% working interest owner is Delta Producers, Inc. During November and December, 2000, two shallow wells were drilled on this lease. One of these wells, the Ketchen #16 well, had significant amounts of natural gas at a depth of about 1300 feet on the Pennsylvania Sands Formation. We are in the process of permitting three more wells on the Ketchen lease and drilling will begin as soon as the permit process is completed.

     Miller Petroleum and Delta Producers have committed to drill three wells on the 4,000 acre Lindsey Land Company lease in Campbell County near Caryville, Tennessee. We have surveyed the well locations and are in the process of applying for the permits from the Tennessee Oil and Gas Board. We are scheduling to spud these wells in mid-May or the first of June, 2001. We have a 50% working interest in the Lindsey Land Company lease.

     In September of 1999, we acquired a farmout from Tengasco, Inc. The farmout was adjacent to the much-publicized Swan Creek field in Hancock County, Tennessee. This farmout gave us access to geologic maps, well logs and seismic data from Tengasco's four-year development of the field.

     As of April 1, 2001, we have drilled three successful Knox Dolomite wells in the Swan Creek field proper. The third Knox well that we drilled on this farmout has resulted in a new field discovery on a separate structure from Swan Creek. We had initially planned to drill into the Knox Formation, but we encountered oil in the shallower Trenton Formation. We completed the well in the Trenton Formation as an oil well. Initial production was slightly above 80 barrels per day, and we are currently producing between 25 and 30 barrels per day. Total production through the end of March, 2001, was about 5,300 barrels.

     Two wells were drilled on locations acquired through the Tengasco farmout and the other two were on a Perkey lease acquired from Chevron. In March, 2001, we did a successful stimulation on the Patriot Warren Reed #1 well, a Knox Dolomite well in the Swan Creek field that we acquired from Chevron.

     We have drilled three successful oil wells in Swan Creek. Two of the wells were acquired through the Tengasco farmout and the third well was on the Purkey lease. The Dewey Sutton #1 well, drilled in August and September, 2000, had an initial rate of about 80 barrels per day. The Worlie Purkey #2 well, drilled in November, 2000, had an initial rate of about 100 barrels per day. After we stimulated the Cheryl Smith #1 well in February, 2001, its initial rate was about 15 barrels per day. We are scheduled to stimulate a fourth well, the Carroll Rose #1, in May, 2001.

     We are continuing to drill in this area to test the Knox Formation, unless we encounter oil at a shallower depth. Our latest well drilled in the area, the Jeff Johnson #1, appears to be able to produce oil from the Murfreesboro Formation or natural gas from the Knox Formation. We plan to complete the Knox Formation first.

Properties.
-----------

     Our operations include the operation of gas and oil wells, the acquisition and development of gas and oil leases, the rebuilding and sales of oil field equipment and the organization of joint venture drilling programs with industry partners. We currently control over 40,000 acres of oil and gas leasehold interests in Tennessee. Major leases in Tennessee include the following:

          A 100% working interest in the Koppers lease, consisting of about 27,000 acres in Campbell County, Tennessee;

          A 50% working interest in the 8,000 acre Elk Valley Iron and Coal lease;

          A 50% working interest in the 4,000 acre Lindsey Land Company lease;
and

          Various smaller leases in Overton, Fentress, Morgan, Scott, Campbell and Hancock counties, Tennessee, consisting of leases from two acres to 500 acres.

          We also own an office, shop and equipment yard located in Huntsville, Tennessee. The office consists of 2500 square feet. In 1997, we created a building addition of 1500 square feet.

Reserve Analysis.

     Coburn Petroleum Engineering of Tulsa, Oklahoma, performed a reserve analysis on our leases as of April 30, 2000. Based on the data and parameters provided, the wells evaluated should recover about 485,714 barrels of oil, or Bbls, and 16,914,067 thousand cubic feet, or Mcf, of natural gas. Of this gross production, the interests appraised will recover 224,341 Bbls of oil and 6,456,383 Mcf of natural gas. Of these latter amounts, 173,648 Bbls of oil and 6,010,697 Mcf of natural gas are proved but undeveloped. The net reserves should yield an undiscounted future net income of $18,265,349 after royalties, operating costs, development costs and severance and advalorem taxes, but before federal and state income taxes. The present value of this future net income is $11,473,731 after a 10% discount. The reserves presented in Coburn's report were evaluated according to the standards recommended by the Securities and Exchange Commission. The reserves were based on an oil price of $21.75 per Bbl and a gas price ranging from $1.79 to $2.77 per Mcf. The Coburn reserve analysis included the properties that we sold to NAMI Resources in September, 2000, but those properties are not included in the figures presented above.

     It is the opinion of Coburn that the above-described reserve and revenue estimates are in the aggregate reasonable and were prepared in accordance with generally accepted petroleum engineering and evaluation principles. Coburn does not own any direct or indirect financial interest in Miller Petroleum and its oil and gas properties and interests. Coburn's fee is not contingent upon its work or report. However, the preparation of reserve reports requires the use of certain assumptions. We can not assure you that any assumptions used in preparing the reserve report will be accurate or that we will be able to recover the amounts of oil and gas or to receive the net profits contained in the report.

Principal Products or Services and Their Markets.
-------------------------------------------------

     We drill, produce and market natural gas and oil. The demand for these products continues to increase as population and industry conversions expand. South Kentucky Purchasing Company, a refinery located in Somerset, Kentucky, and Bear Creek Oil Company in Burkesville, Kentucky, are Direct statewide purchasers of oil at the well site.

     Natural gas has multiple markets throughout the eastern United
States through gas transmission lines. Three companies in north central Tennessee provide access to these markets. Delta Natural Gas Company purchases the natural gas that we produce on the Delta leases. CNR, formerly "ALAMCO," has recently completed a new gas pipeline with connections to the major east-west gas transmission lines and markets. The Citizens Gas Utility District serves local markets, with surplus gas being placed in storage facilities or transported to East Tennessee Natural Gas, serving Tennessee and Virginia. During the past year, the Citizens Gas Utility District began purchasing gas from our wells in the Jellico Field.

Distribution Methods of Our Products.
------------------------------------

     Crude oil is contained in tanks at the well site until the purchaser retrieves it by truck. Natural gas is delivered to the purchaser via gathering lines into the main gas transmission line. Gas purchasers in the area include Delta Natural Gas Company, Inc.; CNR; and Citizens Gas Utility District. Crude oil purchasers are Bear Creek Oil Company and South
Kentucky Purchasing Company. Management anticipates that our products will be sold to one of these companies. However, we can not guarantee that we will be able to make such sales or that if we do, we will be able to receive a price that is sufficient to make our operations profitable.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts.
----------------

     Royalty agreements relating to oil and gas production are standard in the industry. The amount of our royalty payments varies from lease to lease.

Competitive Business Conditions.
--------------------------------

     We will undertake our contemplated oil and gas exploration activities in a highly competitive and speculative industry. In seeking any other suitable oil and gas properties for acquisition, we will be competing with numerous companies located in the State of Tennessee and elsewhere. These competitors may include multinational oil and gas companies and other large independent operators with substantially greater financial resources than we have. However, management believes that our competitive position in the oil and gas industry in Tennessee will not be significant.

     Locally, we have several competitors in the area of our acreage blocks in the State of Tennessee. Three of these competitors may be deemed to be significant. These are CNR, Tengasco, Inc. and Anderson Oil and Gas. Given our relatively large acreage holdings in the area and our estimated proven undeveloped reserves, management believes that we will become the second or third largest seller of hydrocarbons in the immediate area. This is based on our current drilling program and Tengasco's completion of its pipeline to Kingsport, Tennessee, on March 8, 2001. We recently began selling gas from four wells through this pipeline. Our drilling program consists of about 30 wells, of which 20 are on the Tengasco farmout and 10 are on various other leases. We have drilled six wells on the farmout and four on the other leases, and expect to complete the drilling program in January, 2002.
However, our operations will face many risks that may hurt our operations.
See the caption "Risk Factors."

     Management does not foresee any difficulties in procuring logging, cementing and well treatment services in the area of our operations. The experience of management has been that, in most instances, logging equipment will be available with less than a one-day waiting period. Cementing services generally have the same waiting period. Well treatment services may have a waiting period of seven to 14 days. However, several factors, including increased competition in the area, may limit the availability of logging equipment, cementing and well treatment services. Such an event may negatively affect the profitability of our operations.

     We have our own drilling and service rigs with the employees necessary to perform all other services required to drill and produce gas and oil wells.

     The prices of our products are controlled by the world oil market and the United States natural gas market, so competitive pricing behaviors are considered unlikely. However, competition in the oil and gas exploration industry exists in the form of competition to acquire the most promising acreage blocks and to obtain the most favorable prices for transporting the product. Management believes that we are well positioned in these areas because of the transmission lines that run through and adjacent to the properties that we lease, and because we hold relatively large acreage blocks in what management believes are promising areas. We believe that these acreage blocks are promising because they are located in areas of known oil and gas production. However, we face many risks in our chosen industry, and we can not assure you that these properties will ever produce oil and gas in commercial quantities. See the caption "Risk Factors."

Sources and Availability of Raw Materials.
------------------------------------------

     Our operations are not dependent on the acquisition of any raw materials.

Dependence on One or a Few Major Customers.
-------------------------------------------

     We will depend upon local purchasers of hydrocarbons in the areas where our properties are located. The five purchasers in our areas of operations are:

         Citizens Gas Utility District;

         Delta;

         CNR;

         Bear Creek; and

         South Kentucky.

     Currently, Citizens Gas Utility District purchases about 70% of our natural gas and Delta produces the remaining 30%. We are currently selling all of our crude oil to South Kentucky. We have contracts with our natural gas purchasers, but not with South Kentucky. The price that South Kentucky pays is determined by the posted price in the Illinois Basin. This price can change up to 30 times in a month.

     The loss of one or more purchasers may have substantially reduce our sales and our ability to operate profitably.

Need for Governmental Approval of Principal Products or Services.
-----------------------------------------------------------------

     None of the principal products or services that we offer require governmental approval. However, permits are required for drilling oil or gas wells.

Effect of Existing or Probable Governmental Regulations on Business.
--------------------------------------------------------------------

     Oil and gas exploration and production are governed by many environmental laws, rules and regulations. The federal Clean Water Act requires us to construct a fresh water containment barrier between the surface of each drilling site and the underlying water table. This involves the insertion of a seven-inch diameter steel casing into each well, with cement on the outside of the casing. The cost of compliance with this environmental regulation is approximately $10,000 per well.

     The State of Tennessee also requires oil and gas drillers to obtain a permit for their activities and to post with the Tennessee Gas and Oil Board bonds to ensure that each well is reclaimed and properly plugged when it is abandoned. The Reclamation Bonds cost $1,500 per well. The plugging bonds cost $2,000 per well or $10,000 for ten wells. We have deposited a $1,500 Certificate of Deposit for most of the reclamation bonds,.

     The State of Kentucky also requires oil and gas drillers to obtain a permit for their activities and to post with the Division of Oil and Gas of the Kentucky Department of Minerals and Mines a bond to ensure that each well is properly plugged when it is abandoned. These bonds are based on $1 per foot. The Kentucky Division retains the bond until the subject wells are plugged.

     Laws and regulations also require removal and cleanup of environmental damages under certain circumstances. Laws and regulations protecting the environment have generally become more stringent in recent years, and may in certain circumstances impose "strict liability," rendering a corporation liable for environmental damages without regard to negligence or fault on the part of the corporation. These laws and regulations may expose us to liability for conditions caused by others, or for our acts even though they complied with all applicable laws at the time they were performed. The modification of existing laws or regulations or the adoption of new environmental laws or regulations could have a material adverse effect on our operations. In addition, our existing and proposed operations could result in liability for fires, blowouts, oil spills, discharge of hazardous materials into surface and subsurface aquifers and other environmental damage. Any one of these events could result in personal injury, loss of life, property damage or destruction or suspension of operations.

     We have in place an Emergency Action and Environmental Response Policy Program. This program details the appropriate response to any emergency that management believes could happen in our operations.

     We believe we are presently in compliance with all applicable federal, state and local environmental laws, rules and regulations. However, continued compliance, or failure to comply, and future legislation may hurt our present and planned business operations.

     The foregoing is only a brief summary of some of the existing environmental laws, rules and regulations to which our business operations are subject, and there are many others, the effects of which could have an adverse impact on us. Future legislation in this area will no doubt be enacted and revisions will be made in current laws. We have no way of knowing what effect these present and future laws, rules and regulations will have on our current and future operations.

Research and Development Expenses.
----------------------------------

     We have not spent any material amount in research and development activities during the last fiscal year. Most of the research done during our exploration activities is geological research. This work falls under the job description of our full-time geologist and will not cost anything more than his standard salary.

Number of Employees.
--------------------

     We presently have 20 full-time employees and one part-time employee. When we commence our full-scale drilling program in accordance with our plan of operation, we plan to have up to 24 full-time employees, including officers, and one part-time employee. None of our employees is covered by a collective bargaining agreement, and we believe that our relationship with our employees is excellent.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
          ---------------------------------------------------------

Plan of Operation.
------------------

     We have over 40,000 acres of oil and gas leases held by production in Tennessee. This acreage produces both gas and oil from the Mississippian age Big Lime Formation. The properties contain a minimum three-year inventory of conventional drilling locations. This means that our current oil and gas properties have enough well locations to keep us working on them for at least three years.

     We are concentrating our exploration effort in the East Tennessee portion of the Eastern Overthrust Belt. Management feels that this area has tremendous petroleum potential as shown by the development of Swan Creek Field. Knox Dolomite wells in this field have reserves in excess of 2 Bcf per well. Swan Creek Field is also producing substantial amounts of oil from a separate shallow reservoir.

     We have obtained a 20-well farmout from Tengasco in its Swan Creek
Field area, and we have drilled two successful Knox Dolomite gas wells and two successful oil wells in Swan Creek Field proper. A third Knox well that we have drilled on this farmout has resulted in a new field discovery on a separate structure from Swan Creek. Oil was found in a separate reservoir in this well and plans are underway to develop this oil pool.

     Our management has identified 12 additional large structures similar to Swan Creek Field. We plan to test these structures as aggressively as possible while continuing to identify additional targets in the Eastern Overthrust Belt.

     We have successfully drilled a well that extends our Koppers South oil field and we have permitted another Koppers South oil field well. The successful well, known as the Koppers #22B, initially produced more than 100 barrels of oil per day. When it was put on pump in February, 2001, production had declined to 70 barrels of oil per day. As of April 1, 2002, the Koppers #22B was producing about 35 barrels of oil per day. While the limits of this field have yet to be defined, some of our existing wells, on which we began producing in 1985 and 1986, have exceeded 40,000 barrels of oil produced from 1985 to date. This well is expected to be completed in the Monteagle lime formation.

     We continue to be a leader in information technology, utilizing the latest computer graphics software from GeoGraphix, a subsidiary of Halliburton Services. We now have a proprietary database of over 127,000 wells integrated into our GeoGraphix software and continue to add to this database as new information becomes available.

     Management believes that, with a sufficient pipeline infrastructure, a capable management team and a three year inventory of drill sites in place, we are poised for strong growth in production, reserves and profits.

     In addition to an active drilling program, we intend to continue strategically acquiring leases in promising areas in the State of Tennessee. We can not assure you that we will be able to identify or acquire any such leases or that, if we do acquire any such leases, that they will be profitable.

Results of Operations.
----------------------

     Miller Petroleum reported $594,357 in revenues from its operations during the third quarter of its fiscal year ended April 30, 2001, a 12% decrease when compared to $675,366 reported in the third quarter of its fiscal year ended April 30, 2000.

     We reached profitable operations in our first quarter of the April 30, 2001, fiscal year, with operating income of $73,112, compared to a net loss of $238,150 for the first quarter of our prior fiscal year. For the nine months ended January 31, 2001, our net income from operations was $199,985. However, during third fiscal quarter of our April 30, 2001, fiscal year, we had a net loss from operations of $86,206, compared to net income of $111,205 for the third quarter of our fiscal year ended April 30, 2000.

     We have benefitted from higher oil and gas prices and our successful drilling program in Campbell, Claiborne and Hancock counties, Tennessee. We have drilled three producing oil wells and two shut-in gas wells, one of which was put online in March, 2001, and the other of which we expect to put online in late April, 2001.

     Our loss for the fiscal year ended April 30, 2000, was $452,898 less than the loss for the fiscal year ended April 30, 1999. There were three reasons for this:

          Changes in management that allowed more efficient use of personnel and equipment;

          Higher oil and gas prices; and

          A cost control program that we were able to institute due to the changes in management.

     During fiscal 1999, we produced 8,647 barrels of crude oil at an average price per barrel of $10.62. During fiscal 2000, our wells produced 9,203 barrels with an average price of $20.27 per barrel. Increased production and price increases amounted to an increase of about $95,000 in revenue in fiscal 2000.

     During fiscal 1999, Miller Petroleum produced 247,740 million British Thermal Units of natural gas with an average price of $1.92 per million BTU's. Production declined to 226,372 million BTU's in fiscal 2000, but the average price per million BTU's was $2.39. Although production declined in fiscal 2000, the price increase allowed revenue to increase approximately $65,000.

     The following tables reflect our production figures for the fiscal years ended April 30, 1999, and 2000:

                                    Average          Net         Average
   Fiscal Year   Net MMBTU/Gas    Sales Price    Barrels/Oil    Price Oil
   -----------   -------------    -----------    -----------    ---------

   1999          247,740        $1.92/MMBTU         8,647        $10.62
   2000          226,372        $2.39/MMBTU         9,203        $20.27

     Average production costs for the past two years were $4.75 per barrel of oil and $0.60 per MCF of gas.

                                        1999           2000
                                        ----           ----

Net Productive Wells                      30.25          29.66

Developed Acreage                      1,456          1,476

Undeveloped Acreage                   78,900         82,600

Net Productive Exploratory Wells           0              0.8125

Net Dry Exploratory Wells                  0              0.5

Net Productive Development Wells           1.7            0.5

Net Dry Development Wells                  0.82           0

     During fiscal 2001, we drilled 11 wells with net productive development wells of 4.1 wells and net dry exploratory wells of 0.4375. We are currently drilling our twelfth well. Three of the wells are scheduled for completion.

     We do not have any numerical delivery commitments. We have agreements to sell all of our natural gas.

     Increased prices for oil and gas in fiscal 2000 was the primary reason that all activities in the oil field were up for the year.

     For the fiscal year ended April 30, 2000, we incurred a net loss of ($483,295 [$0.06 per share]), compared to net loss of ($936,193 [$0.14 per share]) in the preceding fiscal year. The net loss before depreciation and amortization was $3,823.

     On September 6, 2000, we sold our interest in certain oil and gas wells, leases, inventory and related equipment located in Kentucky to NAMI Resources, a Kentucky limited liability company. The purchase price was $2,000,000, and NAMI Resources paid this amount on closing.

     We sold these assets because they were located approximately two to three hours from our principal operations eastern Tennessee. Our Board of Directors believed that the costs of managing these assets too high and interfered with our focus on eastern Tennessee.

     NAMI Resources had previously purchased from us gas and oil from wells comprising a portion of these assets. NAMI Resources had no other material relationship with Miller, and the NAMI Resources Agreement was negotiated at "arms length."

          We have used approximately $1,780,000 of the purchase price to pay a note to BankOne, with the remaining amount allocated to working capital.

Liquidity.
----------

     During the fiscal years ended April 30, 2000, and 2001, our principal sources of liquidity were revenue from the production of oil and gas and the sale of approximately 50% of the working interests in the wells we drill. We have benefitted from the recent increases in natural gas prices. Private placements of our common stock have been our principal external sources of liquidity. We also borrow funds to finance equipment purchases.

     We estimate that we will be able to adequately fund our development and production plans, with the exception of the acquisition of additional properties, for the next 12 months. Sources of funds for us will be revenue from operations, in particular sales of working interests in wells that we drill; receipts from the private placement of our securities; and loans.

     Cash and cash equivalents at January 31, 2001, increased by $96,273 from April 30, 2000, due primarily to sale of 595,000 shares of common stock, increases in the price for crude oil and natural gas and the increase in our drilling activity.

     We believe that our current cash flow will be sufficient to support our cash requirements of about $2,500,000 for development and production over the next 12 months.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
               ----------------------------------------------

Transactions with Management and Others.
----------------------------------------

     During quarter ended January 31, 1998, we purchased certain real property from Deloy Miller's wife. The property is located in Huntsville, Tennessee and currently houses our principal executive offices, shop and equipment yard. The appraisal price of the property was $550,000. We paid $82,470 cash, assumed a $39,906 note payable with the First National Bank of Oneida, and issued a note payable for $377,624 to Ms. Miller. The note is secured by the real property and bears 7% interest. An annual payment of $92,019, plus interest, was paid beginning August 1, 1998. The total purchase price of the property was $500,000. The balance owed on this note as of April 30, 2000, was $127,652.

     We issued a note payable of $860,000 at 8% with a seven year term to Baxter Lee III, of Knoxville, Tennessee. The note included 688,000 warrants, which can exercised during the term of the note payable for $1.25 per share. The ratio of warrants to common stock as of the date of the note payable will be maintained.

     Management believes that the terms of the loan from Mr. Lee were as favorable as we could get from any third party at the time of the loan. At that time, Mr. Lee was an unaffiliated third party. However, if Mr. Lee were to exercise his warrants, he would own more than 10% of our outstanding shares.

     Other than these transactions, there have been no material transactions, series of similar transactions or currently proposed transactions, to which we or any of our subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any director or executive officer or any security holder who is known to us to own of record or beneficially more than 5% of the our common stock, or any member of the immediate family of any of the foregoing persons, had a material interest.

         MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
         --------------------------------------------------------

Market Information.
-------------------

      Our common stock is currently traded on the OTC Bulletin Board of the NASD. However, the market for our common stock is extremely limited in volume. We can not guarantee that the present market for our common stock will continue or be maintained, and the sale of "unregistered" and "restricted" common stock pursuant to Rule 144, or of the shares being registered for resale under this prospectus by the selling stockholders, may substantially reduce the market price of our common stock.

      The quarterly high and low bid prices for our shares of common stock since public trading of these shares commenced in December, 1996, are as follows:

                                                  Bid
                                                  ---

Quarter ending:                         High                Low
---------------                         ----                ---

March 31, 1999                          $2.00               $1.25

June 30, 1999                           $2.00               $1.50

September 30, 1999                      $1.75               $0.875

December 31, 1999                       $1.125              $0.875

March 31, 2000                          $2.125              $0.75

June 30, 2000                           $1.5625             $0.625

September 30, 2000                      $1.6875             $0.625

December 31, 2000                       $1.8125             $0.8125

     These bid prices were obtained from Pink Sheets, LLC, formerly known as the "National Quotation Bureau, LLC," and do not necessarily reflect actual transactions, retail markups, mark downs or commissions.

Resales of Restricted Securities.
---------------------------------

     Approximately 1,348,265 shares of our common stock are publicly traded. This number will be increased by the 1,625,152 presently outstanding shares that may be offered by this prospectus, along with the 1,136,000 shares underlying the warrants that also may be offered by this prospectus. All of our other outstanding common stock is eligible for public resale under Rule 144 of the Securities Act of 1933. These sales could substantially decrease the market price of our common stock. These sales could also severely affect our ability to raise the necessary debt or equity funding for our current and intended business operations.

Holders.
--------

     As of the date of this prospectus, we have about 284 stockholders. This figure does not include an indeterminate number of stockholders who may hold their shares in "street name."

Dividends.
----------

     We have not declared any cash dividends on our common stock, and do not intend to declare dividends in the foreseeable future. Management intends to use all available funds for the development of our plan of operation. There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock.

                      EXECUTIVE COMPENSATION
                      ----------------------

Cash Compensation.
------------------

     The following table shows the aggregate compensation that we have paid to directors and executive officers for services rendered during the periods indicated:

                         SUMMARY COMPENSATION TABLE
                         --------------------------

                           Long Term Compensation

                    Annual Compensation   Awards  Payouts

(a)             (b)   (c)   (d)   (e)   (f)       (g)   (h)    (i)

                                                  Secur-
                                                  ities        All
Name and   Year                  Other  Rest-     Under- LTIP  Other
Principal  Ended    Salary Bonus Annual ricted    lying  Pay- Comp-
Position   April 30   ($)   ($)  Compen-Stock (1) Optionsouts ensat'n
-----------------------------------------------------------------

Deloy Miller 1998    118,692  0     0  100,000     0     0    0
President,   1999    122,307  0     0      100     0     0    0
CEO and      2000    119,999  0     0        0     0     0    0
Director

Lawrence L.  1998     50,616  0     0  111,591 12,500(2) 0    0
LaRue,       1999     61,154  0     0    5,100     0     0    0
Secretary/   2000     60,000  0     0   10,000     0     0    0
Treasurer
and Director

                                38


Herbert J.   1998     11,400  0     0  100,000     0     0    0
White, VP    1999      9,700  0     0      100     0     0    0
and          2000      3,500  0     0        0     0     0    0
Director(3)

Herman       1998          0  0 1,000  100,000     0     0    0
Gettelfinger 1999          0  0   500        0     0     0    0
Director     2000          0  0     0        0     0     0    0


Gary G.      1998     42,327  0     0       0  40,000    0    0
Bible, VP    1999     72,366  0     0     100       0    0    0
             2000     71,000  0     0       0       0    0    0

John Bonar   1998     33,462  0     0       0  39,200    0    0
VP (4)       1999     73,894  0     0     100       0    0    0
             2000     72,500  0     0       0       0    0    0


          (1) As of April 30, 2001, the last date of our most recently completed fiscal year, the values of our directors' and executive officers' holdings of these restricted shares were as follows, based on a closing bid price of $1.50 on that date:


              Name                 Number of Shares       Value of Shares
              ----                 ----------------       ---------------

          Deloy Miller             4,419,343              $6,629,014.50

          Lawrence L. LaRue          111,177              $  166,765.50

          Herbert J. White               300              $      450.00

          Herman Gettelfinger        243,101              $  364,651.50

          Gary Bible                   6,300              $    9,450.00

          None of these shares is subject to any vesting provision.

          (2) On December 15, 2000, we issued to Mr. LaRue warrants to purchase up to 12,500 shares of our common stock. The warrants are exercisable at a price of $1.00, for three years.

          (3) Mr. White was paid $100 per day for engineering services provided to us in fiscal 2000.

          (4) We no longer employ Mr. Bonar.

     In addition to the foregoing, on January 9, 2001, we issued to Gary Bible warrants to purchase up to 6,000 shares of our common stock at a price of $1.00. The warrants are exercisable for a period of three years.

Compensation Pursuant to Plans.
-------------------------------

     Effective January 29, 1997, we adopted an Incentive Stock Option Plan which provides for certain employees to purchase shares of our common stock at a price equal to 115% of the fair market value of our common stock on the date that the option is granted. The options are exercisable for a period of five years from the date of the grant. Upon the first anniversary of the granting of the options, 25% of the options vested, with additional 25% amounts vesting on each subsequent anniversary of the grant date.

           As of the date of this prospectus, the following options are outstanding:
                                                  Price Per
           Name             Number of Shares      Price         Date of Grant
           ----             ----------------      -----         -------------

     Herman Gettelfinger       100,000            $0.575        1/29/97

     Roy Greenwood              50,000            $0.575        1/29/97

     Lawrence LaRue            100,000            $0.575        1/29/97

     Ronnie Lewis               40,000            $0.575        1/29/97

     Deloy Miller              100,000            $0.575        1/29/97

     Herbert White             100,000            $0.575        1/29/97

     Ronnie Griffith           100,000            $0.575        1/29/97

     Teresa Cotton              20,000            $0.575        1/29/97

     Gary G. Bible              40,000            $1.75 (1)     9/15/97

     Melvin C. Myers             2,000            $1.00 (1)     2/6/98

     Steven W. Letner            2,000            $1.00 (1)     2/6/98

     Steven R. Burchfield        4,000            $1.00 (1)     2/6/98

     Lawrence LaRue             11,591            $1.50 (1)     4/30/98

     Lawrence LaRue              1,776            $1.50 (1)     4/30/99

     (1) These options were granted with an exercise price of 115% of the fair market value of the shares on the date of the grant, and are exercisable for eight years.

          On April 10, 2000, we granted to Michael Ratliff, who is not an employee, an option to purchase 250,000 shares of our common stock for $1.00 per share, for a period of one year. We subsequently extended this option to August 15, 2001.

Pension Table.
--------------

     We have no pension plans.

Other Compensation.
-------------------

     We have no other compensation arrangements with any of our directors or executive officers.

Compensation of Directors.
--------------------------

     The Board of Directors has resolved to compensate the members of the Board of Directors for attendance at meetings at the rate of $500 per day. We do not reimburse our directors for travel expenses that they incur to attend meetings. During the fiscal year ended April 30, 2000, we did not have any formal meetings of our Board of Directors. We obtained written consents of the Board of Directors for all matters requiring Board action. During the fiscal year ended April 30, 2001, we held only one formal Board meeting, on April 25, 2001.

     Herbert J. White, our Vice President of Development Engineering, is paid by the day for his engineering services. During the fiscal year ended April 30, 2000, we paid Mr. White $100 per day, plus expenses. His total fees during that period were $3,500. In September, 2000, we increased Mr. White's daily compensation to $150 per day worked.

Employment Contracts.
---------------------

     There are presently no employment contracts relating to any member of management.

Termination of Employment and Change of Control Arrangements.
-------------------------------------------------------------

     None; not applicable.

Compliance with Section 16(a) of the Securities Exchange Act of 1934.
---------------------------------------------------------------------

     We have no securities registered under Section 12 of the Securities Exchange Act of 1934. We file reports under Section 15(d) thereof. Accordingly, our directors, executive officers and 10% stockholders are not required to file statements of beneficial ownership of securities under
Section 16(a) of the Securities Exchange Act of 1934.

                              FINANCIAL STATEMENTS
                              --------------------

     (i)  Consolidated Financial Statements for the years ended
          April 30, 2000 and 1999

          Report of Independent Certified Public Accountants

          Consolidated Balance Sheet - April 30, 2000 and 1999

          Consolidated Statements of Operations for the Years ended April 30, 2000 and 1999

          Consolidated Statements of Stockholders' Equity April 30, 1998 to April 30, 2000

          Consolidated Statements of Cash Flows for the
          Years Ended April 30, 2000 and 1999

          Notes to the Consolidated Financial Statements

     (ii) Consolidated Financial Statements
          January 31, 2000 and January 31, 2001

          Consolidated Balance Sheets

          Consolidated Statements of Operations

          Consolidated Statements of Stockholders' Equity

          Consolidated Statements of Cash Flows

          Notes to the Consolidated Financial Statements

                     MILLER PETROLEUM, INC.

               CONSOLIDATED FINANCIAL STATEMENTS

                    April 30, 2000 and 1999

                            CONTENTS


Report of Independent Certified Public Accountants         F-2

Consolidated Balance Sheet                                 F-3

Consolidated Statements of Operations                      F-5

Consolidated Statements of Stockholders' Equity            F-6

Consolidated Statements of Cash Flows                      F-8

Notes to the Consolidated Financial Statements         F-10-22

       REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Miller Petroleum, Inc.
Huntsville, Tennessee

We have audited the accompanying consolidated balance sheets of Miller Petroleum, Inc. and subsidiaries as of April 30, 2000 and 1999 the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Miller Petroleum, Inc. and subsidiaries as of April 30, 2000 and 1999, and the results of their operations and their cash flows for the years then ended. In conformity with generally accepted accounting principles.


Charles M. Stivers
Certified Public Accountant
Manchester, Kentucky

September 26, 2000

                     MILLER PETROLEUM, INC.
                   Consolidated Balance Sheet


                             ASSETS

                            April 30                   April 30
                              2000                       1999

CURRENT ASSETS

Cash                        $     39,556            $     62,438

Accounts receivable -
 trade net (Note 1)              781,311                 317,403

Inventory (Note 1)               484,549                 472,586

Prepaid expenses                  27,988                  25,274

   Total Current Assets        1,333,404                 877,701
FIXED ASSETS (Note 1)

Machinery and equipment        1,343,962               1,568,038

Vehicles                         326,916                 316,862

Buildings                        313,335                 313,335

Office equipment                  76,270                  75,311

Less:
 accumulated depreciation       (833,519)               (719,886)

   Total Fixed Assets          1,226,964               1,553,660

OIL AND GAS PROPERTIES
 (Notes 2 and 7)               2,311,825               2,502,648

(On the basis of successful
 efforts accounting)

PIPELINE FACILITIES (Note 3)     411,906                 458,997

OTHER ASSETS

Land                             511,500                 511,500

Investments                          500                     500

Organization Costs                   178                     178

   Total Other Assets            512,178                 512,178

TOTAL ASSETS                $  5,796,277            $  5,905,184


The accompanying notes are an integral part of these consolidated financial statements.

                     MILLER PETROLEUM, INC.
                  Consolidated Balance Sheet

             LIABILITIES AND STOCKHOLDERS' EQUITY


                            April 30                   April 30
                  2000                     1999

CURRENT LIABILITIES

Accounts payable - trade    $      402,330          $    335,207

Accrued expenses                    50,795                48,040

Notes payable -
current portion (Note 4)         2,636,835               586,256
   Total Current Liabilities     3,089,960               969,503
LONG-TERM LIABILITIES

Notes payable -
related (Notes 4 and 5)             35,633               134,738

Notes payable (Note 4)           1,142,898             2,980,862

Total Long-Term Liabilities      1,178,531             3,115,600

   Total Liabilities             4,268,491             4,085,103

STOCKHOLDER'S EQUITY

Common Stock: 500,000,000
 shares authorized at
 $0.0001 par value,
 7,100,691 and 6,921,556
 shares issued and outstanding         711                   692

Additional paid-in capital       2,462,138             2,271,157

Retained earnings                 (935,063)             (451,768)

 Total Stockholder's Equity      1,527,786             1,820,081

   TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY     $    5,796,277          $  5,905,184


The accompanying notes are an integral part of these consolidated financial statements.

                         MILLER PETROLEUM, INC.
                  Consolidated Statements of Operations


                    For the Years Ended
                                     April 30,
               2000                    1999


REVENUES

 Oil and gas revenue        $  863,422              $   742,920

 Service and
  drilling revenue             431,980                1,175,033

 Retail sales                   44,497                   49,707

 Other revenue                 573,244                   39,752

     Total Revenue           1,913,143                2,007,412

COSTS AND EXPENSES

 Cost of oil and gas sales     785,553                1,195,456

 Selling, general
  and administrative           384,653                  582,025

 Salaries and wages            399,165                  448,635

 Depreciation, depletion
 and amortization              479,472                  387,072

  Total Costs and Expenses   2,048,843                2,613,188

INCOME (LOSS)
FROM OPERATIONS               (135,700)                (605,776)

OTHER INCOME (EXPENSE)

 Interest income                 6,444                   14,370

 Interest expense             (354,039)                (344,787)

  Total Other Income
  (Expense)                   (347,595)                (330,417)

INCOME TAXES (Note 1)               -                        -

NET INCOME (Loss)           $ (483,295)             $  (936,193)

NET INCOME PER SHARE        $    (0.06)             $     (0.14)

WEIGHTED AVERAGE NUMBER OF
 SHARES OUTSTANDING          7,012,110                6,753,268

The accompanying notes are an integral part of these consolidated financial statements.


                       MILLER PETROLEUM, INC.
           Consolidated Statements of Stockholders' Equity

                                                     Additional
                         Common Shares                Paid-in
          Shares      Amount             Capital

Balance,
 April 30, 1998         6,646,067   $     666    $    1,705,080
Common stock
 issued for cash
 at $2.19 per share       150,000          15           328,110
Common stock
 issued for cash
 at $2.00 per share        60,500           5           120,994
Common stock
 issued for cash
 at $1.80 per share        28,556           3            51,397
Common stock
issued for services
at $1.80 per share         36,433           3            65,576
Net loss for
 the year ended
 April 30, 1999                -            -                -
Balance,
 April 30, 1999         6,921,556     $   692       $  2,271,157

                       MILLER PETROLEUM, INC.
           Consolidated Statements of Stockholders' Equity
                           (Continued)

                                          Note
                                       Receivable
                         Retained         From
                         Earnings      Stockholder    Total
Balance,
 April 30, 1998         $ 484,425           -        $ 2,190,171

Common Stock
 issued for cash
 at $2.19 per share           -             -            328,125

Common stock
 issued for cash
 at $2.00 per share           -             -            120,999

Common stock
 issued for cash
 at $1.80 per share           -             -             51,400

Net loss for
 the year ended
 April 30, 1999         $(936,193)          -        $ 1,820,081


The accompanying notes are an integral part of these consolidated financial statements.


                       MILLER PETROLEUM, INC.
           Consolidated Statement of Stockholders' Equity


                                        Additional
                              Common  Shares           Paid-in
                            Shares        Amount        Capital

Balance
 April 30, 1999              6,921,556   $   692   $   2,271,157
Common stock
 issued for cash at
 at $1.00 per share            185,000        19         184,981

Common stock
 issued for cash
 at $1.59 per share              3,135         -           5,000
Common stock
 issued for services
 at $1.00 per share              1,000         -           1,000
Net loss for the
 year ended
 April 30, 2000                     -          -              -

Balance,
 April 30,2000               7,110,691   $   711   $   2,462,138


                         MILLER PETROLEUM, INC.
         Consolidated Statement of Stockholder's Equity
                           (Continued)

                                            Note
                                         Receivable
                           Retained        From
                           Earnings      Stockholder   Total

Balance,
 April 30, 1999            $  (451,768)     0      $   1,820,081
Common Stock
 issued for cash at
 $1.00 per share                    -       -            185,000

Common stock
 issued for cash at
 $1.59 per share                    -       -              5,000

Common stock
 issued for services
 at $1.00 per share                 -       -              1,000

Net loss for the
 year ended
 April 30, 2000               (483,295)     -           (483,295)

Balance,
 April 30, 2000            $ (935,063)   $  0      $   1,527,786


The accompanying notes are an integral part of these consolidated financial statements.

                       MILLER PETROLEUM, INC.
                Consolidated Statements of Cash Flows

                                      For the Years Ended
                                          April 30,
                                       2000       1999



CASH FLOWS FROM OPERATING
ACTIVITIES:

 Net income (Loss)                     $(483,295)  $ (936,193)

Adjustments to Reconcile

Net Income to Net Cash
 Provided (Used) by
 Operating Activities:

   Depreciation, depletion
   and amortization                      479,472      387,072

   Allowance for bad debt                 20,533       22,938

   Common stock issued
    for services                           1,000       65,579

   Disposition of
   Equipment and Property                      0       14,420

Changes in Operating Assets
 and Liabilities:

   Decrease (increase)
   in accounts receivable               (484,441)      (7,090)

   Decrease (increase) in inventory      (11,963)      34,685

   Decrease (increase) in
    organization costs                         0           45

   Increase (decrease) in
    accounts payable                      67,123      145,473

   Increase (decrease) in
    accrued expenses                       2,755       11,043

Net Cash Provided (Used)
 by Operating Activities                (408,816)    (262,028)

CASH FLOWS FROM INVESTING ACTIVITIES:

 Purchase of Equipment                   (11,013)    (227,914)

 Change in  investments                        0       16,284

 Purchase of oil and gas properties      (47,792)    (483,350)

 Sale of Equipment                       224,076            0

 Purchase of pipeline                     (2,239)    (446,325)

     Net Cash Provided (Used)
     by Investing Activities             163,032   (1,141,305)

CASH FLOWS FROM FINANCING ACTIVITIES:

 Payments on Notes Payables             (384,812)  (1,392,730)

 Sale of common stock                    190,000      500,524

 Proceeds from borrowings                417,714    2,291,268

     Net Cash Provided (Used) by
      Financing Activities             $ 222,902  $ 1,399,062


The accompanying notes are an integral part of these consolidated financial statements

                       MILLER PETROLEUM, INC.
                Consolidated Statements of Cash Flows


                          For the Years Ended
                                            April 30,
                                       2000            1999

NET INCREASE (DECREASE) IN CASH        $  (22,882)   $  (4,271)

CASH AND CASH EQUIVALENTS,
 BEGINNING OF YEAR                         62,438       66,709

CASH AND CASH EQUIVALENTS,
 END OF YEAR                           $   39,556    $  62,438

CASH PAID FOR:

 Interest                              $ (354,039)   $(344,787)

 Income Taxes                          $       -     $      -

NON-CASH FINANCING ACTIVITIES:

 Common stock issued for services      $   1,000     $  65,579


The accompanying notes are an integral part of these consolidated financial statements.

                       MILLER PETROLEUM, INC.
           Notes to the Consolidated Financial Statements
                       April 30, 2000 and 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.  Organization

The financial statements presented are those of Miller Petroleum, Inc. (formerly Triple Chip Systems, Inc.) (the Company). The Company was incorporated in the State of Delaware on November 12, 1985 for the purpose of searching out a business acquisition. On January 10, 1997, Triple Chip Systems, Inc. changed its name to Miller Petroleum, Inc. in conjunction with the merger with Miller Petroleum, Inc. The Company is no longer considered a development stage company as defined by SFAS No. 7.

The Subsidiaries
----------------

Miller Petroleum, Inc. (pre-merger) (Miller) was incorporated under the laws of the State of Tennessee on January 24, 1978, for the purpose of acquiring gas and oil contracts.

Miller Services, Inc. (Services) was incorporated under the laws of the State of Tennessee on October 16, 1987, for the purpose of drilling and servicing oil and gas wells.

Energy Cell, Inc. (Cell) was incorporated under the laws of the State of Tennessee on October 20, 1987, for the purpose of searching out and acquiring or participating in a business or business opportunity.

On May 1, 1996, Services and Cell were merged into Miller in a business combination accounted for as a pooling of interests.

On January 10, 1997, Triple Chip Systems, Inc. and Miller Petroleum completed an Agreement and Plan of Reorganization whereby the Company issued 5,582,535 shares of its common stock in exchange for all of the outstanding common stock of Miller.

Immediately prior to the Agreement and Plan of Reorganization, the Company had 167,465 shares of common stock issued and outstanding.

The acquisition was accounted for as a recapitalization of Miller because the shareholders of Miller controlled the Company after the acquisition. Therefore, Miller is treated as the acquiring entity. There was no adjustments to the carrying value of the assets or liabilities of Miller in the exchange. The Company is the acquiring entity for legal purposes and Miller is the surviving entity for accounting purposes. On May 6, 1996, the shareholders of the Company authorized a reverse stock split of 1 for 200. All references to shares of common stock have been retroactively restated.

                       MILLER PETROLEUM, INC.
           Notes to the Consolidated Financial Statements
                       April 30, 2000 and 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

b.  Accounting Method

The Company's financial statements are prepared using the accrual method of accounting. The successful efforts method of accounting is used for oil and gas property acquisitions, exploration and production activities as defined by the Securities and Exchange Commission, whereby all costs incurred in connection with the properties, productive or nonproductive, are capitalized. Capitalized costs related to proved properties and estimated future costs to be incurred in the development of proved reserves are amortized using the unit-of-production method. Capitalized costs are tested whenever events or changes in circumstances indicate the carrying amount may not be recoverable by comparison to the present value of future net revenues from proved reserves. Any capitalized costs in excess of the present value of future net revenues from proved reserves, adjusted for the cost of certain unproved properties, are expensed in the year in which such an excess occurs. The Company has elected an April 30 year end.

c.  Impairment of Long-Lived Assets and Long-Lived Assets to be disposed of.

Management believes that none of its long-lived assets are impaired, and the accompanying financial sttements reflect no charges or allowances for impairment.

d.  Income per Share of Common Stock

The income per share of common stock is based on the weighted average number of shares issued and outstanding during the year.

e.  Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

f.  Principles of Consolidation

The consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries, Miller Petroleum, Inc., Miller Services, Inc., Energy Cell, Inc., and MPC, Inc. All significant intercompany transactions have been eliminated.

                       MILLER PETROLEUM, INC.
           Notes to the Consolidated Financial Statements
                       April 30, 2000 and 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

g.  Fixed Assets

Fixed assets are stated at cost. Depreciation and amortization are computed using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes.

The estimated useful lives are as follows:


                                Lives
              Class                         (Years)
---------------------------------------------------------------

             Building                          40
       Machinery and equipment                 5-10
             Vehicles                          5-7
          Office equipment                     5

Depreciation expense for the years ended April 30, 2000 and 1999 was $240,857 and $200,727 respectively.

h.  Revenue Recognition

Revenues are recognized when the gas products are delivered to customers. In the movement of natural gas, it is common for differences to arise between volumes of gas contracted or nominated, and volume of gas actually received or delivered.

These solutions are the result of certain attributes of the natural gas commodity and the industry itself. Consequently, the credit given to the Company by a pipeline for volumes received from producers may be different
than volumes actually delivered    by a pipeline.  When all necessary
information, such as the final pipeline statement for receipts and deliveries are available, these differences are resolved by the Company.

The Company records imbalances based on amounts received and classifies the imbalances as adjustments to the trade accounts receivable or trade accounts payable, as appropriate. For the years ended April 30, 2000 and 1999 the gas imbalances were not material.

i.  Accounts Receivable

Accounts receivable are presented at net realizable value. Accounts receivable are net of an allowance for doubtful accounts of $20,533 at April 30, 2000.

                       MILLER PETROLEUM, INC.
           Notes to the Consolidated Financial Statements
                       April 30, 2000 and 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

j.  Inventory

Inventory consists of used equipment which is purchased by the Company for resale. When purchases are made by the Company the cost is applied only to
the marketable portion of the equipment.   The inventory balance was $484,549
at April 30, 2000.

k.  Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liability at the date of the financial statements and the amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

l.  Reclassification

Certain April 30, 1999 balances have been reclassified to conform with the April 30, 2000 financial statement presentation.

m.  Major Customers

Miller Petroleum Inc. depends upon local purchasers of hydrocarbon in the areas where their properties are located. They have five major customers. The loss of one or more purchasers may substantially reduce their sales and ability to operate profitably.

n.  Comprehensive Income

There were no comprehensive income.

o.  New Accounting Pronouncements

SFAS No. 133, "Accounting for Derivative Instruments and Hedging   Activities"
is effective for all fiscal years beginning after June 15, 2000. This statement requires recognition of all derivative contracts as either assets or liabilities in the balance sheet and the measurement of them at fair value.
If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of any gains or losses on the hedge with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

                       MILLER PETROLEUM, INC.
           Notes to the Consolidated Financial Statements
                       April 30, 2000 and 1999


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

p.  Income taxes

No provision for taxes has been made, due to current operating losses.

NOTE 2 - BUSINESS ACQUISITION

On December 16, 1997, the Company entered into an asset purchase agreement acquisition in which certain producing oil and gas properties, leases, and inventory located in the Kentucky and Tennessee were acquired from AKS Energy Corporation. The agreement, which was effective as of December 16, 1997, whereby the Company paid a total of $2,308,207 for the acquisition. The $2,308,207 purchase price was paid as follows: $1,910,000 paid in cash, 45,000 shares of common stock issued at $2.00 per share, and assumed $308,207 of liabilities.

NOTE 3 - OIL AND GAS PROPERTIES - PIPELINE FACILITIES

The Company uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized. Costs to drill
exploratory wells that do not find proved reserves, geological     and
geophysical costs, and costs carrying and retaining unproved properties are expensed. The Company amortizes the oil and gas properties using the unit-of-production method. The Company capitalized $47,792 of oil and gas properties for the year ended April 30, 2000 and recorded $238,615 and $186,346 of amortization expense for the years ended April 30, 2000 and 1999, respectively.

                       MILLER PETROLEUM, INC.
           Notes to the Consolidated Financial Statements
                       April 30, 2000 and 1999


NOTE 4 - LONG-TERM DEBT

The Company had the following debt obligations at April 30, 2000:


                                         April 30,
                                                         2000
                                                      ---------

Line of credit with Bank One of Texas secured
by oil and gas properties and corporate assets,
principle paid at $20,000 per month bearing a
prime + 2% interest rate due on May 18, 2000.          1,840,000

Note payable to Individual unsecured at 7.00%
interest with principle payments of  92,079 due
yearly in January with the final due date in
January of 2002.                                         127,652

Note payable to First National Bank of Oneida
secured by equipment bearing interest at 9.00%
due on May 17, 2000.                                     216,788

Note payable to First National Bank of Oneida
secured by stock at 9.50% due on June 9, 2000.           250,000

Note payable to Individual bearing interest at
8.00% and requiring interest payments quarterly
with principle due in December of 2004.                  860,000

Note payable to Individual bearing interest at
8.00% with principle due in December 2005.               180,000

Balance Forward                                     $  3,474,440

                       MILLER PETROLEUM, INC.
           Notes to the Consolidated Financial Statements
                       April 30, 2000 and 1999


NOTE 4 - LONG-TERM DEBT

The Company had the following debt obligations at April 30, 2000 (Continued):

                                                      April 30,
                                                        2000
                                                      ---------
Balance Forward                                     $  3,474,440

Line of credit payable to First National Bank
of the Cumberlands secured by equipment and
inventory bearing interest at 10.50% due
on demand on April 30, 2004.                             105,552

Note payable to Community Trust Bank secured
by real property bearing interest at 8.50%
requiring monthly principle and interest
payments of $1,389 due in April 2004.                    128,623

Notes payable to a company secured by a
working interest in oil wells bearing no
interest and due in May 2000                             106,751

         Total notes payable                           3,815,366
          Less current maturities                     (2,636,835)

         Notes payable - long-term                   $ 1,178,531

  Maturities of long-term debt are as follows:

 Year Ending April 30,                                 Amount
---------------------                                 --------
2000                                                 $ 2,636,835
2001                                                      61,358
2002                                                      25,725
2003                                                      25,725
2004 and thereafter                                    1,065,723
                      Total                          $ 3,815,366

                       MILLER PETROLEUM, INC.
           Notes to the Consolidated Financial Statements
                       April 30, 2000 and 1999

NOTE 5 - RELATED PARTY TRANSACTIONS

The Company has a note payable to Sharon Miller (Deloy Miller's wife a major stockholder), for $127,652 at April 30, 2000. The note is payable with principle payments of $92,019 due annually and bears interest at 7% per annum.

The note is for the purchase of property located in Huntsville, Tennessee and currently houses the principal executive offices, shop and equipment yard. The appraisal of the property was $550,000. The company paid $82,470 cash, assumed a $39,906 note payable with the First National Bank of Oneida, and issued a note payable to Mrs. Miller for $377.624.

The Company issued a note receivable of $860,000 on December 16, 1997 at 8% with a seven year term to Baxter Lee, III, of Knoxville, Tennessee. This note receivable was issued to raise working capital.

NOTE 6 - WARRANTS

The Company issued 688,000 warrants to Baxter Lee III. The warrants were issued along with the note receivable dated March 16, 1998 and can be exercised during the term of the note receivable will be maintained.

On August 10, 2000, the company issued 12,500 warrants to Raymond R. Cohn, a stockholder. The warrants are exercisable for 12,500 shares of common stock at $1.00, for a period of three years.

The warrants are callable during the third year at a price of $0.001 per warrant, traded at $2.00 for 30 consecutive days at no less than 5,000 shares per day.

All warrants must be adjusted in the event of any forward or reverse split of outstanding common stock. The warrants have no voting rights or liquidation preferences, and unless exercised in accordance with the particular warrant.

NOTE 7 - S.F.A.S. 69 SUPPLEMENTAL DISCLOSURES (Unaudited)

              (1) Capitalized Costs Relating to
                  Oil and Gas Producing Activities
                                                      April 30,
                                                         2000

            Proved oil and gas properties
             and related lease equipment:
               Developed                             $ 2,988,426
               Non-developed                              31,053
                                                       3,019,479
            Accumulated depreciation and depletion      (707,654)

            Net Capitalized Costs                    $ 2,311,825

                        MILLER PETROLEUM, INC.
            Notes to the Consolidated Financial Statements
                        April 30, 2000 and 1999

             (2)   Costs Incurred in Oil
                   and Gas Property Acquisition,
                   Exploration, and Development
                   Activities

                                         For the
                                                    Year Ended
                                                     April 30,
                                                        2000
                                                   ------------

Acquisition of Properties Proved and Unproved        $        0
            Exploration Costs                                 -
            Development Costs                            47,792

            Total                                    $   47,792


Note 7 - S.F.A.S. 69 SUPPLEMENTAL DISCLOSURES (Unaudited)

             (3) Results of Operations for
                 Producing Activities


                                          April 30,
                      2000                1999

Production revenues              $   1,295,402     $   1,917,953

Production costs                       785,553         1,195,456

Depreciation and depletion             186,346           219,131

Results of operations for
producing activities
(excluding corporate overhead
and interest costs)              $     323,503     $     503,366

                        MILLER PETROLEUM, INC.
            Notes to the Consolidated Financial Statements
                        April 30, 2000 and 1999

                   (4) Reserve Quantity Information

The following schedule estimates of proved oil and natural gas reserves attributable to the Company. Proved reserves are estimated quantities of oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved - developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. Reserves are stated in barrels of oil (Bbls) and millions of cubic feet of natural gas (Mcf). Geological and engineering estimates of proved oil and natural gas reserves at one point in time are highly interpretive, inherently imprecise and subject to ongoing revisions that may be substantial in amount. Although every reasonable effort is made to ensure that the reserve estimates reported represent the most
accurate assessments possible, these   estimates are by their nature generally
less precise that other estimates presented in connection with financial statement disclosures.

     NOTE 7 - S.F.A.S. SUPPLEMENTAL DISCLOSURES (Unaudited)

                              Oil (bbls)               Gas (Mcf)
                              ----------               ---------
Proved reserves
  Balance, May 1, 1999          120,151                9,443,127

  Discoveries and extensions           -               5,409,000

  Acquisitions of proved reserves      -                       -

  Revisions of previous estimates      -                       -

  Productions                      5,968                 294,292
     Balance, April 30, 2000     294,188               8,197,450

Proved developed producing
   reserves at April 30, 2000    120,540               2,034,416

Proved developed producing
    reserves at April 30, 1999    92,250               3,607,828

                       MILLER PETROLEUM, INC.
           Notes to the Consolidated Financial Statements
                       April 30, 2000 and 1999

NOTE 7 - S.F.A.S. 69 SUPPLEMENTAL DISCLOSURES (Unaudited)

In addition to the proved developed producing oil and gas reserves reported in the geological and engineering reports, the Company holds ownership interests in various proved - undeveloped properties. The reserve and engineering reports performed for the Company by Coburn Petroleum Engineering of Tulsa, Oklahoma, an independent engineering consulting firm reflect additional proven reserves equal to approximately 4 Bcf of natural gas for these undeveloped properties. Although wells have been drilled and completed in each of these four properties, certain production and pipeline facilities must be installed before actual gas production will be able to commence. The most recent development plan for these properties indicates that facilities installation and commencement of production will be in 2001. However, such timing as well as the actual financing arrangements that will be secured by the Company are uncertain at this time. Therefore, these proven undeveloped reserves are not being inclued in the presentation of the oil and gas reserves at April 30, 2000, nor are such reserves being considered in calculating depreciation, depletion and amortization expense for the year based on the April 30, 2000 balance of the proven developed producing reserves set forth above.

The following schedule presents the standardized measure of estimated discounted future net cash flows from the Company's proved developed reserves for the years ended April 30, 2000 and 1999. Estimated future cash flows were based on a reserves evaluation from Coburn Petroleum Engineering. Because the standardized measure of future net cash flows was prepared using the prevailing economic conditions existing at April 30, 2000 and 1999, it should be emphasized that such conditions continually change. Accordingly, such information should not serve as a basis in making any judgement on the potential value of the Company's recoverable reserves or in estimating future results to operations.

                       MILLER PETROLEUM, INC.
           Notes to the Consolidated Financial Statements
                       April 30, 2000 and 1999

NOTE 7 - S.F.A.S. 69 SUPPLEMENTAL DISCLOSURES (Unaudited)

Standardized measures of discounted future net cash flows:

                                         April 30,
                   2000                 1999
Future cash flows               $  26,552,579       $ 22,225,310

Future production costs
and taxes                          (2,992,328)        (7,056,817)

Future development costs             (890,000)        (3,456,000)

Future income tax expense          (2,587,009)        (1,749,631)

Future cash flows before
 income taxes                      20,083,242          9,962,862

Discount at 10% for timing
 of cash flows                    (12,906,347)        (5,862,410)

Discounted future net cash flows
 from proved reserves            $  7,176,895       $  4,100,452
Of the Company's total proved reserves as of April 30, 2000 and 1999, approximately 26% and 41%, respectively, were classified as proved developed producing, 1% and 8%, respectively, were classified as proved developed non-producing and 73% and 51%, respectively, were classified as proved
undeveloped.   All of the Company's reserves are located in the continental
United States.

The following table sets forth the changes in the standardized measure of discounted future net cash flows from proved reserves for April 30, 2000 and 1999.

                           April 30,
                                  2000              1999

Balance, beginning of year      $ 4,100,452         $ 4,157,108

Sales, Net of production costs
  and taxes                          (5,098)             (7,225)

Discoveries and extensions            2,340               1,205

Changes in prices and production
  costs                           8,391,758           6,398,217

Revisions of quantity estimates  (7,083,044)         (2,830,000)

Development costs incurred           47,792             483,350

Net changes in income taxes        (837,378)         (1,103,907)

Changes in future development                                      costs
                     2,566,000          (3,004,676)

Changes in production rates
and other                            (5,927)              6,380

Balances, end of year           $ 7,176,895         $ 4,100,452

                         MILLER PETROLEUM, INC.
               Notes to the Consolidated Financial Statements
                        April 30, 2000 and 1999

Estimated future net cash flows represent an estimate of future net revenues from the production of proved reserves using current sales prices, along with estimates of the operating costs, production taxes and future development and abandonment costs (less salvage value) necessary to produce such reserves.
The average prices used at April 30, 2000 and 1999 were $21.75 and $15.00 per barrel of oil and $2.28 and $2.18 per mcf gas, respectively. No deduction has been made for depreciation, depletion or any indirect costs such as general corporate overhead or interest expense.

Operating costs and production taxes are estimated based on current costs with respect to producing gas properties. Future development costs are based on the best estimate of such costs assuming current economic and operating conditions.

Income tax expense is computed based on applying the appropriate statutory tax rate to the excess of future cash inflows less future production and development costs over the current tax basis of the properties involved, less applicable carryforwards, for both regular and alternative minimum tax.

The future net revenue information assumes no escalation of costs or prices, except for gas sales made under terms of contracts which include fixed and determinable escalation. Future costs and prices could significantly vary from current amounts and, accordingly, revisions in the future could be significant.



                            MILLER PETROLEUM, INC.
                         Consolidated Balance Sheets
                                  ASSETS

                                           January 31,     January 31,
                                              2001           2000

CURRENT ASSETS

Cash                                       $ 135,829      $   50,184
Accounts receivable - trade-, net            882,323         280,648
Inventory                                    481,549         473,900
Work in process                              199,617          86,216

     Total Current Assets                  1,699,618         890,948

FIXED ASSETS

Machinery and equipment                    1,330,748       1,568,038
Vehicles                                     438,851         316,862
Buildings                                    313,335         313,335
Office Equipment                              86,343          75,561
Less: accumulated depreciation              (887,695)       (858,122)

    Total Fixed assets                     1,281,582       1,415,674

OIL AND GAS PROPERTIES                       882,385       2,366,988
(on the basis of successful efforts
 accounting)

PIPELINE FACILITIES                          350,320         424,238

OTHER ASSETS

Land                                         511,500        511,500
Investments                                      500            500
Organization Costs                               119            178

    Total Other Assets                       512,119        512,178

TOTAL ASSETS                              $4,725,724     $5,610,026

                LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable - trade                    $214,243       $209,924
Accrued expenses                              65,847         72,972
Notes payable - current portion              567,171        616,300

    Total Current Liabilities                847,261        899,196

LONG-TERM LIABILITIES

Notes payable - related                       89,434        132,477
Notes payable                              1,217,479      2,935,267

    Total Long-Term Liabilities            1,306,913      3,067,744

    Total Liabilities                      2,154,174      3,966,940

STOCKHOLDERS' EQUITY

    Common Stock: 500,000,000 shares
    authorized at $0.0001 par value,
    8,195,656 and 7,100,691 shares
    issued and outstanding                       820            710
    Additional paid-in capital             3,495,130      2,452,139
    Retained Earnings                       (924,400)      (809,763)

       Total Stockholders' Equity          2,571,550      1,643,086

    TOTAL LIABILITIES AND
    STOCKHOLDERS'S EQUITY                 $4,725,724     $5,610,026


The accompanying notes are an integral part of these consolidated financial statements.

                          MILLER PETROLEUM, INC.
                   Consolidated Statements of Operations
                                (UNAUDITED)

                                      Three Months   Three Months
                                               Ended
                                    January 31,2001 January 31, 2000
REVENUES

  Service and drilling revenue         $ 438,137       $ 103,910
  Oil and gas revenue                    151,908         220,784
  Retail sales                             1,740             628
  Other revenue                            2,572         350,044

    Total Revenue                        594,357         675,366

COSTS AND EXPENSES

Cost of sales                            216,704         175,346
Selling, general and administrative      211,829         106,899
Salaries and wages                       148,661         162,532
Depreciation, depletion and amortization 103,369         119,384

    Total Costs and Expenses             680,563         564,161

INCOME (LOSS) FROM OPERATIONS            (86,206)        111,205

OTHER INCOME (EXPENSE)

Interest income                            1,285           1,781
Interest expense                         (38,798)        (81,337)

    Total Other Income (Expense)         (37,513)        (79,556)

INCOME TAXES                                   0               0

NET INCOME (LOSS)                       (123,719)         31,649

NET EARNING (LOSS) PER SHARE               (0.02)            .00
WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING                     7,836,456       7,100,691


The accompanying notes are an integral part of these consolidated financial statements.



                          MILLER PETROLEUM, INC.
              Consolidated Statement of Stockholders' Equity
                                (UNAUDITED)


                                      Additional
                       Common Shares    Paid-in     Retained
                       Shares  Amount   Capital     Earnings     Total
Balance
April 30, 1999        6,921,556  $692  $2,271,158 ($451,768)  $1,820,082

Common stock
issued for cash at
$1.00 per share         185,000     19    184,981       -         185,000

Common stock
issued for cash at
$1.59 per share           3,135             5,000       -           5,000

Common stock
issued for services
at $1.00 per share        1,000             1,000       -           1,000

Net loss for the
year ended
April 30, 2000                                      (483,295)    (483,295)

Balance
April 30, 2000        7,110,691   $711 $2,462,139  $(935,063)   1,527,787

Common stock
repurchased for
$2.00 per share         (45,000)    (5)   (89,995)                (90,000)

Common stock
issued for services
at $1.00 per share        5,500      1      5,499                   5,500

Common stock
issued for cash
at $0.90 per share       50,000      5     44,995                  45,000

Common stock
repurchased for
$1.60 per share          (3,135)           (5,000)                 (5,000)

Common stock
issued for cash
at $1.00 per share      550,000     55    549,945                 550,000

Common stock
issued for cash
at $1.00 per share      527,600     53    527,547                 527,600

Net income for the
nine months ended
January 31, 2001                                         10,663    10,663

Balance
January 31, 2001      8,195,656   $820 $3,495,130     ($924,400)$2,571,550


 The accompanying notes are an integral part of these consolidated financial statements

                          MILLER PETROLEUM, INC.
                   Consolidated Statement of Cash Flows
                                (UNAUDITED)

                                             Three Months Three Months
                                                       Ended
                                          January 31, 2001 January 31, 2000
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss)                             ($123,719)     $ 31,649
Adjustments to Reconcile Net Income to
Net Cash Provided (Used) by Operating
Activities:
  Depreciation, depletion and amortization      103,369       119,384
  Allowance for bad debt                         17,233
 Changes in Operating Assets and Liabilities:
  Decrease (increase) in accounts receivable   (574,049)       42,887
  Decrease (increase) in work in process        (24,527)      (86,216
  Decrease (increase) in inventory                               (400)
  Increase (decrease) in accounts payable       (46,036)        5,165
  Increase (decrease) in accrued expenses         6,855       (31,339)

   Net Cash Provided (Used) by Operating
   Activities                                  (640,874)       81,130

CASH FLOWS FROM INVESTING ACTIVITIES:

Purchase of equipment                           (55,294)
Purchase of pipeline                                           (1,512)
Purchase of oil and gas properties             (167,404)       (6,000)

   Net Cash Provided (Used) by Investing
   Activities                                  (222,698)       (7,512)

CASH FLOWS FROM FINANCING ACTIVITIES:

Payments on notes payable                       (11,439)      (81,535)
Sale of common stock                            527,600
Proceeds from borrowing                          55,926

    Net Cash Provided (Used) by Financing
    Activities                                  572,087       (81,535)

NET INCREASE IN CASH                          ($291,485)      ($7,917)
CASH AND CASH EQUIVALENTS,
BEGINNING OF PERIOD                             427,314        58,101
CASH AND CASH EQUIVALENTS,
END OF PERIOD                                  $135,829      $ 50,184

CASH PAID FOR

Interest                                        $38,798      $191,184
Income taxes                                        -             -

NON-CASH FINANCING ACTIVITIES:


The accompanying notes are an integral part of these consolidated financial statements.

                          MILLER PETROLEUM, INC.
              Notes to the Consolidated Financial Statements
                   January 31, 2000 and January 31, 2001

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the Registrant's April 30, 2000 Annual Report on Form 1OKSB. The results of operations for the period ended January 31, 2001 are not necessarily indicative of operating results for the full year.

     The consolidated financial statements and other information furnished herein reflect all adjustment which are, in the opinion of management of the Registrant, necessary for a fair presentation of the results of the interim periods covered by this report.

NOTE 2 - RELATED PARTY TRANSACTIONS

     None.

NOTE 3 - WORK IN PROCESS

     Work in Process consists of prospects, wells and projects that have started but have not been completed.

NOTE 4 - COMMON STOCK REPURCHASES

     Common stock repurchases were made pursuant to an Agreement that the Company would buy the shares back if the average market price for Miller Petroleum, Inc.'s common shares did not average $2 or more for the month of December, 1999. The said average market price was less than $2 for the stated period.

NOTE 5 - WARRANTS

     During the current fiscal year, the Company has issued the following warrants to:

     Raymond R. Cohn, a stockholder, 12,500 warrants exercisable for 12,500 shares of common stock at $1.00 per share, for a period of three years. The warrants are callable during the third year $1.00 per warrant, ifthe Company's common stock traded at $2.00 or more for 30 consecutive days at no less than 5,000 shares per day. An effective registration covering the shares underlying the warrants must be in effect at any time we call any warrant.

     Daniel Page, an individual, 250,000 warrants exercisable for 250,000 shares of common stock at $1.00 per share, for a period of two years.

     Daniel Page, an individual, 250,000 warrants exercisable for 250,000 shares of common stock at $1.50 per share, for a period of two years.

     Daniel Page, an individual, 250,000 warrants exercisable for 250,000 shares of common stock at $2.00 per share, for a period of two years.

     Daniel Page, an individual, 250,000 warrants exercisable for 250,000 shares of common stock at $2.50 per share, for a period of two years.

     These warrants are callable during the second year at any time our common stock has traded at $2.00 for 30 consecutive days at not less than 5,000 shares per day. An effective registration covering the shares underlying the warrants must be in effect at any time we call any warrant.

     Basic Investors, Inc., a corporation, 100,000 warrants exercisable for 100,000 shares of common stock at $2.00 per share, for a period of three years.

     Lawrence LaRue, a stockholder, 12,500 warrants exercisable for 12,500 shares of common stock at $1.00 per share, for a period of three years.

     Gary G. Bible, a stockholder, 6,000 warrants exercisable for 6,000 shares of common stock at $1.00 per share, for a period of three years.

     Teresa Cotton, a stockholder, 5,000 warrants exercisable for 5,000 shares of common stock at $1.00 per share, for a period of two years.

     All warrants must be adjusted in the event of any forward or reverse split of outstanding common stock. The warrants have no voting rights or liquidation preferences, and unless exercised in accordance with the particular warrant.

     The warrants were not recorded in the Balance Sheet because the exercise price of all the warrants was equal to or greater than the current price the Company was receiving for its "unregistered" and "restricted" common stock.

  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                DISCLOSURE
                                ----------

     On or about March 19, 1998, our Board of Directors engaged Charles M. Stivers, Certified Public Accountant, of Manchester, Kentucky, to audit our financial statements. He continues as our auditor for fiscal 2001.

                           AVAILABLE INFORMATION
                           ---------------------

     We file periodic reports with the Securities and Exchange Commission. You may inspect and copy these documents at the Public Reference Room of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for additional information. Our Securities and Exchange Commission filings are also available on its web site: http://www.sec.gov.

     We have filed a registration statement with the Securities and Exchange Commission on Form SB-2, under the Securities Act of 1933, with respect to the securities described in this prospectus. This prospectus is filed as part of the registration statement. It does not contain all of the information set forth in the registration statement and the exhibits and schedules filed with it. For further information about us and the common stock described by this prospectus, we refer you to the registration statement and to the exhibits and schedules filed with it. You may inspect or copy these documents at the Public Reference Branch or on the Securities and Exchange Commission's web site.

     You may wish to examine our 8-K Current Report dated September 6, 2000, for further information on the sale of our Kentucky assets to NAMI Resources.

     You may also wish to examine our 8-K Current Report dated December 12, 2000, for further information about our most recent private placement of securities. The purchasers of these securities are part of the group of selling stockholders, and the securities purchased on this offering are part of the securities being registered for resale pursuant to the prospectus.

                    DEALER PROSPECTUS DELIVERY OBLIGATION
                    -------------------------------------

     Until _______________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

------------------------------------------------------------------------------
------------------------------------------------------------------------------


                                 PART II
                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors And Officers.
          ------------------------------------------

     Section 48-18-502 of the Tennessee Business Corporation Act allows a corporation to indemnify any director in any civil or criminal proceeding (other than a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or any other proceeding in which he or she was adjudged liable on the basis that he or she improperly received a personal benefit) by reason of service as a director if the person to be indemnified conducted himself or herself in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Section 48-18-507 extends certain indemnification rights to officers, employees and agents of a corporation as well. The foregoing is only a brief summary of the right of indemnification allowed a corporation under the Tennessee Business Corporation Act, and is modified in its entirety by this reference. Our Board of Directors has adopted these provisions to indemnify its directors, executive officers and agents.

Item 25.  Other Expenses of Issuance And Distribution.
          --------------------------------------------

     The following table sets forth the expenses which we expect to incur in connection with the registration of the shares of common stock being registered by this Registration Statement. All of these expenses, except for the Commission registration fee, are estimated:

  Securities and Exchange Commission registration fee........$ 1,173.32
  Legal fees and expenses....................................$50,000.00
  Accounting fees............................................$ 3,500.00
  Printing and engraving expenses............................$ 1,000.00
  Blue Sky Filings...........................................$ 4,000.00
  Transfer agent fees........................................$   500.00
  Miscellaneous..............................................$   500.00

       Total.................................................$60,673.32


  Item 26.  Recent Sales of Unregistered Securities.
            ----------------------------------------

     We have sold the following "restricted securities" during the past three calendar years:

Common Stock.
-------------


                                                         Aggregate
Name or Group          Number of Shares        Date      Consideration
-------------          ----------------        ----      -------------


Herman Gettelfinger        36,364             4/2/98     Bonus for services
                                                         valued at $1.10 per
                                                         share

Herman Gettelfinger        29,037             4/2/98     Payoff of $43,555
                                                         note payable

W. Baxter Lee, III        100,000             8/4/98     $218,750

James D. Lackie            50,000             8/4/98     $109,375
Profit Sharing Plan

Five accredited            60,500           10/19/98     $121,000
investors

Target Market              10,000            12/4/98     Services valued at
Development, Inc.                                        $1.80 per share

Don R. Miller              10,000           12/14/98     Services valued at
                                                         $1.80 per share

20 employees                2,000           12/14/98     Services valued at
                                                         $1.80 per share

Six accredited             28,556           12/18/98     $ 51,400.80
investors

Five employees             14,433            1/29/99     Services valued at
                                                         $1.80 per share

M. E. Ratliff              25,000            6/11/99     $ 25,000

Charles E. Quin, Sr.        3,135            7/29/99     $  5,000

M. E. Ratliff             150,000            9/14/99     $150,000

Charles Barker              1,000            9/14/99     Services valued at
                                                         $1.00 per share

Lawrence La Rue            10,000            2/16/00     Services valued at
                                                         $1.00 per share

Jeff Brockman               3,000            7/18/00     Services valued at
                                                         $1.00 per share

Lori Ann Nunn               2,500            7/18/00     Services valued at
                                                         $1.00 per share

Raymond D. Cohn            50,000            7/18/00     $ 45,000

13 investors              475,000           11/10/00     $475,000

Richard Belz               25,000           12/18/00     $ 25,000

Raymond D. Cohn            50,000           12/18/00     $ 50,000

Three accredited          525,000           12/18/00     $525,000
investors

16 employees                3,200           12/21/00     Services valued at
                                                         $1.00 per share

Terry Goff                 23,000             3/7/01     One Energy Industries
                                                         compressor package

     (1) Issued on various dates during our fiscal year ended April 30, 1998.

     (2) The Company issued warrants to purchase up to 688,000 shares of common stock, as partial consideration for a loan in the amount of $860,000. See the caption "Certain Relationships and Related Transactions."

     (3) Issued on various dates during our fiscal year ended April 30, 1999.

     (4) Our Board of Director's consent accepting subscriptions was signed December 12, 2000, but the Subscription Agreements were signed over a period of three months.


     We issued all of these securities to persons who were either "accredited investors," or "sophisticated investors" who, by reason of relationship to us, education, business acumen, experience or other factors, were fully capable of evaluating the risks and merits of an investment in our company; and each had prior access to all material information about us. We believe that the offer and sale of these securities was exempt from the registration requirements of the Securities Act of 1933, pursuant to Sections 4(2) and 4(6) thereof, and Regulation D thereof and from various similar state exemptions.

     We have taken the following factors into account in determining the valuations of these shares: (i) the fact that the shares are "restricted";
(ii) the limited market for our common stock on the OTC Bulletin Board of the NASD; (iii) the low book value per share ($0.313 at January 31, 2001); and
(iv) our history of financial losses ($936,193 and $483,295 during the fiscal years ended April 30, 1999, and 2000, respectively).

Warrants.
---------



Raymond Cohn               12,500          8/10/00                     (1)

Daniel Page             1,000,000         10/11/00                     (2)

Basic Investors, Inc.     100,000         12/08/00                     (3)

Lawrence L. LaRue          12,500         12/15/00                     (4)

Teresa Cotton               5,000         12/15/00                     (4)

Gary Bible                  6,000          1/09/01                     (4)


     (1) These warrants were granted to Mr. Cohn as partial consideration for his purchase of 50,000 "unregistered" and "restricted" shares of our common stock, as discussed under the heading "Common Stock," above. These warrants are exercisable at a price of $1.00 per share, and expire on July 17, 2003. During the third year of the warrants, Miller Petroleum may call them at a price of $0.001 per warrant at any time that its common stock has traded at $2.00 for 30 consecutive days, with volume of not less than 5,000 shares per day.

     (2) Granted to Mr. Page for his service as an investor relations consultant. The warrants are exercisable for a period of two years, commencing August 3, 2000. The first 250,000 warrants are exercisable at a price of $1.00 per share; the next 250,000 warrants are exercisable at $1.50 per share; and the two remaining 250,000 share tranches are exercisable for $2.00 per share and $2.50 per share, respectively. The warrants may be exercised in lots of 25,000 or more.

     (3) Granted to Basic Investors for its service as a business consultant from December 8, 2000, until February 1, 2001. The warrants are exercisable at a price of $2.00 per share and may be called if Miller Petroleum's common stock trades at 150% of the exercise price for five consecutive days.

     (4) Granted as bonuses to: Mr. LaRue, the Secretary/Treasurer and a director; Ms Cotton, an employee; and Mr. Bible, a Vice President. Each of these warrants is exercisable at a price of $1.00 per share. Mr. LaRue's and Ms. Cotton's warrants expire on December 15,2003, and Mr. Bible's warrants expire January 9, 2004. During the third year of the warrants, Miller Petroleum may call them at a price of $0.001 per warrant at any time that its common stock has traded at $2.00 for 30 consecutive days, with volume of not less than 5,000 shares per day.

     We issued all of these securities to persons who were either "accredited investors," or "sophisticated investors" who, by reason of relationship to us, education, business acumen, experience or other factors, were fully capable of evaluating the risks and merits of an investment in our company; and each had prior access to all material information about us. We believe that the offer and sale of these securities was exempt from the registration requirements of the Securities Act of 1933, pursuant to Sections 4(2) and 4(6) thereof, and Regulation D of the Securities Exchange Act of 1934 and from various similar state exemptions.

Item 27.  Exhibits
          --------

     The following exhibits are filed as a part of this Registration
Statement:


Exhibit
Number      Description
------      ------------
 3.1  Charter of Miller Contract Drilling, Inc., filed January 24, 1978*

 3.2  Articles of Merger between Miller Resources, Inc. and Miller Contract
      Drilling, Inc., filed March 13, 1979*

 3.3  Articles of Merger between Miller Trucking Co., Inc. and Miller Contract
      Drilling, Inc., filed October 31, 1983*

 3.4 Articles of Amendment of the Charter of Miller Contract Drilling, Inc., changing its name to Miller Petroleum, Inc., filed February 27, 1984*

 3.5  Articles of Merger between Miller Enterprises, Inc. and Miller
      Petroleum, Inc., filed April 30, 1985*

 3.6 Articles of Amendment to the Charter of Miller Petroleum, Inc., increasing the number of shares authorized to 2,000, filed on September
      12, 1996*

 3.7  Articles of Merger between Miller Services, Inc., Energy Cell, Inc. and
      Miller Petroleum, Inc., filed on September 16, 1996*

 3.8  Certificate of Ownership and Merger and Articles of Merger between
      Triple Chip Systems, Inc., a Delaware corporation and Miller Petroleum,
      Inc., a Tennessee Corporation, filed on January 13, 1997*

 3.9  By-Laws*

 5    Opinion of Branden T. Burningham, Esq.
      regarding legality

 10.1 Purchase and Sale Agreement with NAMI Resources, LLC
          Exhibit A-Definitions
          Exhibit B-Leases
          Exhibit C-Interest in Leases
          Exhibit D-Wells
          Exhibit E-Compressors
          Exhibit F-Assigned Contracts
          Exhibit G-Allocation of Purchase Price
          Exhibit H-Form of Assignment
          Exhibit I-Contractual Agreements
          Exhibit J-Acknowledged Assignments

10.2  Form of Subscription Agreement for December, 2000, private placement

10.3  Farmout Agreement with Tengasco, Inc.

10.4  Incentive Stock Option Plan

 23.1 Consent of Branden T. Burningham, Esq.

 23.2 Consent of Charles M. Stivers, C.P.A.

 23.3 Consent of Coburn Petroleum Engineering

 27   Financial Data Schedule*

         * These documents and related exhibits have previously been filed with the Securities and Exchange Commission as exhibits to the Registrant's Registration Statement on Form SB-2, which was filed on January 17, 2001 (File No. 333-53856), and are incorporated herein by this reference.

Item 28.  Undertakings
          ------------

     We hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

            (i) include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and, notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective
Registration Statement; and

            (iii) include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, executive officers and controlling persons the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against these liabilities, other than our payment of expenses incurred or paid by any of our directors, executive officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by the director, executive officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

                            SIGNATURES
                            ----------

     In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing of Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Huntsville, State of Tennessee, on May 25, 2001.


                                             MILLER PETROLEUM, INC.



Date: 5-25-01                                By /s/ Deloy Miller
     ----------------                          ---------------------------
                                               Deloy Miller, CEO and
                                               Director


     In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the dates stated.


                                             MILLER PETROLEUM, INC.


Date: 5-25-01                                By /s/ Deloy Miller
     ----------------                          ---------------------------
                                               Deloy Miller, CEO and
                                               Director


Date: 5-25-01                                By /s/ Lawrence LaRue
     ----------------                          ---------------------------
                                               Lawrence LaRue, Secretary/
                                               Treasurer and Director

Date: 5-25-01                                By /s/ Herman Gettelfinger
     ----------------                          ---------------------------
                                               Herman Gettelfinger, Director


                SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549


                            EXHIBITS

                                TO

                 FORM SB-2 REGISTRATION STATEMENT

                 UNDER THE SECURITIES ACT OF 1933
                         (AMENDMENT NO. 2)

                       MILLER PETROLEUM, INC.
